                                                                   Exhibit 10.17


                                CREDIT AGREEMENT

                                   dated as of
                                February 23, 2001

                                      among


                                  COPART, INC.,
                                  as Borrower,



                     WELLS FARGO BANK, NATIONAL ASSOCIATION,

                         U.S. BANK NATIONAL ASSOCIATION

                                       and

                              FLEET NATIONAL BANK,
                                   as Lenders


                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                             as Administrative Agent
                                and Lead Arranger

________________________________________________________________________________
                              FLEET NATIONAL BANK,
                                Syndication Agent

                                TABLE OF CONTENTS

                                                                                  PAGE

                                    ARTICLE I

                                   DEFINITIONS
SECTION 1.1.      DEFINED TERMS......................................................1
SECTION 1.2.      ACCOUNTING TERMS..................................................13
SECTION 1.3.      LENDER DISCRETION.................................................13
SECTION 1.4.      CERTAIN INTERPRETATIONS...........................................14
SECTION 1.5.      HEADINGS..........................................................14

                             ARTICLE II

                             THE CREDITS

SECTION 2.1.      REVOLVING REDUCING LINE OF CREDIT.................................14
                  (a)    Revolving Reducing Line of Credit..........................14
                  (b)    Borrowing and Repayment....................................15
SECTION 2.2.      SWING LINE........................................................15
                  (a)    Swing Line.................................................15
                  (b)    Borrowing and Repayment....................................15
SECTION 2.3.      LETTERS OF CREDIT.................................................17
                  (a)    Letters of Credit..........................................17
                  (b)    Existing Letters of Credit.................................19
                  (c)    Participations.............................................19
SECTION 2.4.      NOTICE OF BORROWING...............................................20
SECTION 2.5.      INTEREST/FEES.....................................................21
                  (a)    Interest...................................................21
                  (b)    Up-Front Fee...............................................21
                  (c)    Unused Commitment Fee......................................21
                  (d)    Letter of Credit Fees......................................22
                  (e)    Computation and Payment....................................22
SECTION 2.6.      CONVERSION OF INTEREST OPTIONS....................................22
                  (a)    Election...................................................22
                  (b)    Notice to Agent............................................23
SECTION 2.7.      OTHER PAYMENT TERMS...............................................23
                  (a)    Automatic Debit............................................23
                  (b)    Place and Manner...........................................23
                  (c)    Date.......................................................24
                  (d)    Default Interest...........................................24
                  (e)    Application of Payments....................................24
                  (f)    Failure to Pay Agent.......................................24
SECTION 2.8.      PREPAYMENT........................................................24
                  (a)    Optional Prepayments.......................................24
                  (b)    Mandatory Reduction of Total Commitments and Repayment ....24
                  (c)    Upon Maturity..............................................25
SECTION 2.9.      FUNDING...........................................................25
                  (a)    Lender Funding and Disbursement............................25


                  (b)    Lender Failure to Fund.....................................25
                  (c)    Lenders' Obligations Several...............................25
SECTION 2.10.     PRO RATA TREATMENT................................................25
                  (a)    Borrowings.................................................25
                  (b)    Sharing of Payments, Etc...................................26
SECTION 2.11.     GUARANTIES........................................................26
                  (a)    Guaranties; Subordinations.................................26
                  (b)    Certain Acknowledgments by Borrower........................26
SECTION 2.12.     CHANGE OF CIRCUMSTANCES...........................................26
                  (a)    Inability to Determine Rate................................26
                  (b)    Illegality:  Termination of Commitment.....................27
                  (c)    Charges:  Illegality.......................................27
                  (d)    Charges:  Change of Law....................................27
                  (e)    Capital Requirements.......................................28
SECTION 2.13.     TAXES ON PAYMENTS.................................................28
                  (a)    Payments Free of Taxes.....................................28
                  (b)    Withholding Exemption Certificates.........................28
SECTION 2.14.     FUNDING LOSS INDEMNIFICATION......................................28
SECTION 2.15.     LIMITATION ON REIMBURSEMENT AND INDEMNITY OBLIGATIONS.............29
SECTION 2.16.     AUTHORIZED REPRESENTATIVES........................................29

                             ARTICLE III

                   REPRESENTATIONS AND WARRANTIES

SECTION 3.1.      LEGAL STATUS......................................................29
SECTION 3.2.      AUTHORIZATION AND VALIDITY........................................30
SECTION 3.3.      NO VIOLATION......................................................30
SECTION 3.4.      LITIGATION........................................................30
SECTION 3.5.      CORRECTNESS OF FINANCIAL STATEMENTS...............................30
SECTION 3.6.      OTHER OBLIGATIONS; LIENS..........................................30
SECTION 3.7.      PERMITS, FRANCHISES...............................................31
SECTION 3.8.      ERISA.............................................................31
SECTION 3.9.      ENVIRONMENTAL MATTERS.............................................31
SECTION 3.10.     INCOME TAX RETURNS................................................32
SECTION 3.11.     NO SUBORDINATION..................................................32
SECTION 3.12.     SUBSIDIARIES AND OTHER INVESTMENTS................................32
SECTION 3.13.     GOVERNMENTAL REGULATION...........................................32
SECTION 3.14.     TRUTH, ACCURACY OF INFORMATION....................................32
SECTION 3.15.     USE OF PROCEEDS; MARGIN REGULATIONS...............................32
SECTION 3.16.     GUARANTORS........................................................33

                             ARTICLE IV

                             CONDITIONS

SECTION 4.1.      CONDITIONS TO INITIAL EXTENSION OF CREDIT.........................33
                  (a)    Approval of Agent's Counsel................................33
                  (b)    Documentation..............................................33
                  (c)    Financial Condition........................................34
                  (d)    Fees and Expenses..........................................34


                  (e)    Payment of Amounts Due Under Existing Credit Agreement.....34
                  (f)    Due Diligence..............................................34
                  (g)    Borrower Disclosure Letter.................................34
SECTION 4.2.      CONDITIONS TO EACH EXTENSION OF CREDIT............................34
                  (a)    Notice of Borrowing........................................34
                  (b)    Absence of Defaults........................................35
                  (c)    Representations and Warranties.............................35

                              ARTICLE V

                        AFFIRMATIVE COVENANTS

SECTION 5.1.      PUNCTUAL PAYMENTS.................................................35
SECTION 5.2.      ACCOUNTING RECORDS................................................35
SECTION 5.3.      FINANCIAL STATEMENTS..............................................35
SECTION 5.4.      COMPLIANCE........................................................36
SECTION 5.5.      FACILITIES........................................................36
SECTION 5.6.      FINANCIAL COVENANTS...............................................37
SECTION 5.7.      NOTICE TO AGENT...................................................37
SECTION 5.8.      INDEMNITY OF GUARANTORS...........................................38
SECTION 5.9.      INSURANCE COVERAGE................................................38
SECTION 5.10.     TAXES.............................................................38
SECTION 5.11.     SUBSIDIARY GUARANTIES.............................................39

                             ARTICLE VI

                         NEGATIVE COVENANTS

SECTION 6.1.      USE OF FUNDS......................................................39
SECTION 6.2.      MERGER, CONSOLIDATION, TRANSFER OF ASSETS.........................39
SECTION 6.3.      GUARANTEES........................................................41
SECTION 6.4.      OTHER INDEBTEDNESS................................................41
SECTION 6.5.      LOANS, ADVANCES, INVESTMENTS......................................42
SECTION 6.6.      DIVIDENDS AND DISTRIBUTIONS.......................................43
SECTION 6.7.      LIENS.............................................................43
SECTION 6.8.      NO NEGATIVE PLEDGES...............................................44
SECTION 6.9.      TRANSACTIONS WITH AFFILIATES......................................44
SECTION 6.10.     CHANGE IN NATURE OF BUSINESS......................................44
SECTION 6.11.     PREPAYMENT........................................................44
SECTION 6.12.     SALE/LEASEBACKS...................................................44

                             ARTICLE VII

                          EVENTS OF DEFAULT

SECTION 7.1.      EVENTS OF DEFAULT.................................................44
SECTION 7.2.      REMEDIES..........................................................47

                            ARTICLE VIII

                THE AGENT AND RELATIONS AMONG LENDERS


SECTION 8.1.      APPOINTMENT, POWERS AND IMMUNITIES................................47
SECTION 8.2.      RELIANCE BY AGENT.................................................48
SECTION 8.3.      DEFAULTS..........................................................48
SECTION 8.4.      INDEMNIFICATION...................................................48
SECTION 8.5.      NON-RELIANCE......................................................49
SECTION 8.6.      RESIGNATION OR REMOVAL OF AGENT...................................49
SECTION 8.7.      AUTHORIZATION.....................................................49
SECTION 8.8.      AGENT IN ITS INDIVIDUAL CAPACITY..................................49

                             ARTICLE IX

                            MISCELLANEOUS

SECTION 9.1.      NOTICES...........................................................50
SECTION 9.2.      EXPENSES..........................................................50
SECTION 9.3.      INDEMNIFICATION...................................................50
SECTION 9.4.      WAIVERS, AMENDMENTS...............................................51
SECTION 9.5.      SUCCESSORS AND ASSIGNS............................................52
                  (a)    Binding Effect.............................................52
                  (b)    Participations.............................................52
                  (c)    Assignments................................................53
                  (d)    Register...................................................54
                  (e)    Registration...............................................54
                  (f)    Confidentiality............................................54
SECTION 9.6.      SETOFF............................................................54
SECTION 9.7.      ENTIRE AGREEMENT, AMENDMENT.......................................55
SECTION 9.8.      NO THIRD PARTY BENEFICIARIES......................................55
SECTION 9.9.      TIME..............................................................55
SECTION 9.10.     SEVERABILITY OF PROVISIONS........................................55
SECTION 9.11.     GOVERNING LAW.....................................................55
SECTION 9.12.     SUBMISSION TO JURISDICTION........................................55
SECTION 9.13.     WAIVER OF JURY TRIAL..............................................56
SECTION 9.14.     COUNTERPARTS......................................................56
SECTION 9.15.     AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT......................56

SCHEDULES

Schedule I      Lenders; Addresses


EXHIBITS

Exhibit A       Form of Revolver Note
Exhibit B       Form of Swing Line Note
Exhibit C       Form of Notice of Borrowing
Exhibit D       Notice of Conversion or Continuation
Exhibit E       Form of Assignment Agreement
Exhibit F       Form of Subsidiary Guaranty
Exhibit G       Form of Notice of Authorized Representatives
Exhibit H       Form of Compliance Certificate

     THIS CREDIT AGREEMENT is entered into as of February 23, 2001 by and among COPART, INC., a California corporation ("Borrower"), WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), U.S. BANK NATIONAL ASSOCIATION and FLEET NATIONAL BANK, and each of the other financial institutions, if any, listed on SCHEDULE I hereto, as amended from time to time (collectively, including Wells Fargo in its capacity as a lender hereunder, "Lenders"), and Wells Fargo as administrative agent for the Lenders (in such capacity, "Agent").

                                    RECITALS

     A. Pursuant to that certain Credit Agreement dated as of March 7, 1997 among Borrower, and Wells Fargo, Fleet National Bank and U.S. Bank National Association (formerly known as U.S. Bank of California), as "Lenders" and Wells Fargo Bank, National Association, as "Agent," (the "Existing Credit Agreement"), the Lenders agreed to make available to Borrower the Credits as defined therein.

     B. Borrower has requested that Agent and the Lenders amend and restate the Existing Credit Agreement in its entirety and, in connection therewith, that the Lenders make available to Borrower (a) a Revolving Reducing Line of Credit (as hereinafter defined), the proceeds of which Borrower will use to refinance its existing indebtedness (including, but not limited to, indebtedness under the Existing Credit Agreement), for Permitted Acquisitions, for ongoing working capital requirements and other general corporate purposes of Borrower and its Subsidiaries and for the other purposes permitted hereunder, and (b) subfacilities under the Revolving Reducing Line of Credit for the Letter of Credit Facility and the Swing Line (as such terms are hereinafter defined).

     C. Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety in the form hereof and, in connection therewith, the Lenders have agreed severally to make available to Borrower the Credits (as hereinafter defined), in each case on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Agent, the Lenders and Borrower hereby amend and restate the Existing Credit Agreement to read in its entirety as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1. DEFINED TERMS. As used in this Agreement, all terms defined above shall have the meanings set forth above, and the following terms shall have the meanings set forth after each (with all such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acquisition" means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transaction in a series of transactions, directly or indirectly: (a) acquires any going concern or all or a substantial part of the assets of any Person or any division of any such Person; or (b) any such Person or any division of such Person becomes a Subsidiary of such Person.

     "Advance" means an extension of credit by a Lender to Borrower pursuant to
Section 2.1, 2.2 or 2.3.

     "Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to vote five percent (5%) or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership of a general partnership interest, limited partnership interest or membership interest representing five percent (5%) or more of the outstanding equity interest of such Person.

     "Agent's Office" means (i) initially, Agent's office designated as such in
SCHEDULE I hereto, and (ii) subsequently, such other office designated as such in writing by Agent to the Lenders and Borrower.

     "Agreement" means this Credit Agreement.

     "Applicable Margin" means, as of any date of determination, the percentage (on a per annum basis) set forth below based on the ratio of Funded Debt to EBITDA (calculated as of each Quarterly Date for the four consecutive quarterly periods ending on such date and adjusting on the dates set forth below):


                                                 LIBOR             Base Rate              Unused
         Funded Debt to EBITDA                  Advance             Advance            Commitment Fee
         ---------------------                -------------    -----------------       --------------

         greater than or equal to 2.50:1.0         2.00%              0.75%                 0.30%

         less than 2.50:1.0 and greater            1.75%              0.50%                 0.30%
         than or equal to 2.00:1.0

         less than 2.00:1.0 and greater            1.50%              0.25%                 0.25%
         than or equal to 1.50:1.0

         less than 1.50:1.0 and greater            1.25%              0.00%                 0.20%
         than or equal to 1.00:1.0

         less than 1.00                             .75%              0.00%                 0.20%


Initially, the calculation of the Applicable Margin shall be based upon the compliance certificate delivered as of the Closing Date to Agent and the Lenders under this Agreement for the most recent four quarterly periods covered thereby. Thereafter, the calculation of the Applicable Margin shall be based upon the most recent compliance certificate received by Agent and the Lenders pursuant to Section 5.3(c) hereof and shall be effective from the date which is five Business Days after the date on which Agent receive such compliance certificate until the date five Business Days after which Agent receive the next such compliance certificate; PROVIDED, HOWEVER, that if Agent and the Lenders do not receive a compliance certificate within ten (10) days after the date it is required to be delivered by Section 5.3(c), for purposes of calculating the Applicable Margin the Funded Debt to EBITDA Ratio shall be deemed, effective as of the date required by Section 5.3(c) for delivery of such certificate, to be greater than or equal to 2.50:1.0, until the date five Business Days after which Agent and the Lenders receive such compliance certificate that indicates that a different Applicable Margin should apply. The foregoing shall be true even though the Funded Debt to EBITDA Ratio would have otherwise indicated a lower level if the compliance certificate had been provided and shall be without prejudice to any other rights or remedies of Agent or the Lenders in respect of Borrower's failure to deliver such compliance certificate when due under Section 5.3(c).

     "Applicable Lending Office" means, with respect to each Lender, (i) initially, its office designated as such in SCHEDULE I hereto, and (ii) subsequently, such other office or offices designated as such in writing by such Lender to Agent, provided that in all cases such office or offices shall be located within the United States of America or a territory thereof.

     "Applicable Percentage" means, with respect to any Lender, the percentage of the Total Commitments represented by such Bank's Proportionate Share. The Applicable Percentage of each Lender as of the Closing Date is the percentage set forth on SCHEDULE I.

     "Assignee" has the meaning set forth in Section 9.5(c).

     "Assignment" has the meaning set forth in Section 9.5(c).

     "Assignment Agreement" has the meaning set forth in Section 9.5(c).

     "Authorized Representatives" means those officers and employees designated by Borrower on the most current Notice of Authorized Representatives delivered by Borrower to Agent as being authorized to request any borrowing or make any interest rate selection on behalf of Borrower hereunder, or to give Agent any other notice hereunder which is designated by the terms hereof, as being made through one of Borrower's Authorized Representatives.

     "Bankruptcy Code" means the Bankruptcy Reform Act, Title 11 of the United States Code.

     "Base Rate" shall mean the higher of (a) the Federal Funds Rate plus one-half percent (1/2%) and (b) the Prime Rate.

     "Base Rate Advance" shall mean an Advance that bears interest based on the Base Rate.

     "Borrower Disclosure Letter" means that certain letter dated as of the date hereof signed on behalf of Borrower and delivered to Agent on or prior to the Closing Date.

     "Business Day" means (i) for all purposes other than as covered by clause
(ii) below, any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close in San Francisco, California, and (ii) with respect to all notices, determinations, fundings and payments in connection with any LIBOR Advance, any day that is a Business Day described in clause (i) above and that also is a day for trading by and between banks in U.S. dollar deposits in the London interbank eurocurrency market.

     "Capital Leases", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

     "Change in Control" means the occurrence of any of the following: (a) any Person or two or more Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) acquiring by contract or otherwise beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of Borrower (or other securities immediately convertible into such securities) representing 30% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; (b) any Person or two or more Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Borrower (or other securities immediately convertible into such securities) representing 30% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither
(i) individuals constituting Borrower's board of directors on the Closing Date, nor (ii) any subsequent director whose election by the board of directors or nomination for election by Borrower's stockholders was not approved by a vote of at least a majority of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

     "Change of Law" means the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender (or any entity controlling such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority.

     "Closing Date" means the date of this Agreement.

     "Credits" means the Revolving Reducing Line of Credit, the Letter of Credit Facility and the Swing Line subfacilities.

     "Dallas Operation Reserve" means all amounts held from time to time in the restricted reserve account (in the amount of $250,000 as of the date hereof) established in connection with environmental corrective actions in respect of the Dallas Operation, as described in the SEC Documents.

     "Default" means an event or condition, which, with the passage of time or giving of notice, or both, would constitute an Event of Default.

     "EBIT" means the sum, for any period, and in each instance after eliminating all extraordinary items and determined both before and after giving effect on a pro forma basis to any Acquisition, directly or indirectly, of any Person by Borrower, of (a) net income (or net loss) for such period, PLUS (b) to the extent deducted in determining net income (or loss) for such period, (i) interest other than capitalized interest expense for such period (but including the interest component of rental payments under Capitalized Leases) and (ii) all accrued taxes on or measured by income.

     "EBITDA" means the sum, for any period, of (a) EBIT, PLUS (b) after eliminating all extraordinary items and determined both before and after giving effect on a pro forma basis to any Acquisition, directly or indirectly, of any Person by Borrower, to the extent deducted in determining net income (or loss) for such period, all amounts treated as (i) depreciation and (ii) amortization of goodwill and other general intangibles.

     "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to human or animal health or safety or to the environment.

     "Environmental Laws" has the meaning set forth in Section 3.9(a).

     "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "Event of Default" shall have the meaning set forth in Section 7.1.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Existing Letters of Credit" means the letters of credit issued under the Existing Credit Agreement and outstanding for the account of Borrower on the Closing Date.

     "Federal Funds Rate" means, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate quoted to Agent on such day by three (3) Federal funds brokers of recognized standing selected by Agent).

     "Financial Institution" means any bank, savings bank, savings and loan association or insurance company, and any affiliate of any of U.S. Bancorp, Fleet National Bank or Wells Fargo & Co. that is controlled, either directly or indirectly, by such Person.

     "Fixed Rate Term" means, with respect to any LIBOR Advance, a period commencing on the date such LIBOR Advance is made and ending one (1), two (2), three (3), or six (6) months thereafter, as designated by Borrower, during which all or a portion of the Revolving Reducing Line of Credit bears interest determined in relation to LIBOR; PROVIDED, HOWEVER, that (i) no Fixed Rate Term may extend beyond the Maturity Date and (ii) if any Fixed Rate Term would otherwise end on a day that is not a Business Day, that Fixed Rate Term shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case that Fixed Rate Term shall end on the last Business Day of the current month.

     "Funded Debt" means all Indebtedness of Borrower (including only Indebtedness that is reflected or required to be reflected as a liability on the consolidated balance sheet of Borrower in accordance with GAAP) that matures more than one year from the date of creation or matures one year from the date of creation but is renewable or extendible, at the option of the obligor, to a date more than one year from the date of creation or arises under a revolving credit or similar agreement which obligates the lender to extend credit during a period more than one year from the date as of which Funded Debt is being determined; PROVIDED, HOWEVER, that, regardless of whether they would otherwise constitute "Funded Debt," neither deferred rents nor the Dallas Operation Reserve nor Subordinated Debt shall constitute "Funded Debt" for purposes of the Loan Documents.

     "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

     "Governmental Approvals" means any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any Governmental Authority.

     "Governmental Authority" means any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

     "Governmental Rule" means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

     "Guarantor" means any Subsidiary that either (i) has assets with a fair market value in excess of $100,000, or (ii) has revenues in any fiscal year in excess of $100,000.

     "Hazardous Material" means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "infectious wastes," "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which or use of which is now or hereafter prohibited, limited or regulated under any Environmental Law.

     "Indebtedness" means (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments;
(iii) obligations for the deferred purchase price of property or services (but excluding trade payables incurred in the ordinary course of business); (iv) obligations as lessee under Capital Leases or other leases in respect of which the lessee is treated as the owner of the leased property for tax purposes or in connection with any transaction by which any asset is sold or otherwise transferred to another Person and thereafter is rented or leased from such Person with the intention to use such asset for substantially the same purpose as its use prior to such sale or transfer; (v) reimbursement obligations under letters of credit; and (vi) obligations, of the types described in the foregoing clauses (i) through (v), secured by Liens, whether or not such obligations have been assumed.

     "Indemnitees" shall have the meaning set forth in Section 9.3.

     "Interest Coverage Ratio" means, for any period, the ratio of (a) EBIT for such period to (b) the aggregate of all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

     "Investments" has the meaning set forth in Section 6.5.

     "Letter of Credit Documents" has the meaning given to it in Section 2.3.

     "Letter of Credit Exposure" means, at any time, the aggregate amount remaining to be drawn under all outstanding Letters of Credit; provided that the "Letter of Credit Exposure" shall not include amounts remaining to be drawn under Letters of Credit in respect of which credit support has been provided and currently exists as set forth in Section 2.3(a)(v).

     "Letter of Credit Facility" means the facility for the issuance of Letters of Credit provided for under Section 2.3.

     "Letter of Credit Obligations" mean, collectively, all reimbursement and other obligations of Borrower in respect of Letters of Credit.

     "Letters of Credit" mean the Existing Letters of Credit and the standby and commercial letters of credit issued from time to time for the account of Borrower by Agent, on behalf of the Lenders, as a subfacility under the Revolving Reducing Line of Credit pursuant to Section 2.3, as the same may be drawn on, advanced, replaced or modified from time to time.

     "Leverage Ratio" means the aggregate of (i) current liabilities and non-current liabilities, less (A) Subordinated Debt, and (B) (1) the Dallas Operation Reserve and deferred rents; and (2) amounts held in such other restricted reserve accounts that Majority Lenders agree in writing shall be deducted from liabilities in determining the Leverage Ratio, divided by (ii) Tangible Net Worth.

     "LIBOR" means, for each Fixed Rate Term, the rate per annum (rounded upward if necessary to the nearest whole l/16 of 1%) and determined pursuant to the following formula:

                           BASE LIBOR
                     -----------------------
     LIBOR = 100% - LIBOR Reserve Percentage

     As used herein, (i) "Base LIBOR" means the average of the rate per annum at which U.S. dollar deposits are offered to Agent in the London interbank eurocurrency market on the second Business Day prior to the commencement of a Fixed Rate Term at or about 11:00 A.M. (London time), for delivery on the first day of such Fixed Rate Term, for a term comparable to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term shall apply, and (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Agent for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     "LIBOR Advance" means an Advance that bears interest with reference to LIBOR.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (intended as security), preference, priority or other security agreement or preferential arrangement (intended as security) of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing; PROVIDED, HOWEVER, that none of the following shall be deemed a "Lien" for purposes of the Loan Documents: (i) a right of set-off (other than a banker's lien or similar
Lien), PROVIDED that no consensual Lien has been granted as security therefor; nor (ii) the interest of a consignor of inventory, under a consignment that is not a security interest, in (A) the goods consigned, or (B) the proceeds thereof, PROVIDED that no consensual Lien has been granted in such goods or proceeds; nor (iii) a financing statement filed pursuant to Division 9 of the Uniform Commercial Code to reflect a consignment that is not a security interest, PROVIDED that no consensual Lien has been granted in the consigned goods or the proceeds thereof.

     "Loan Availability" shall have the meaning set forth in Section 2.1(a).

     "Loan Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Subsidiary Guaranties, the Borrower Disclosure Letter and each other notice, document, contract or instrument at any time delivered to Agent pursuant to this Agreement, any Note, any Letter of Credit Document or any Subsidiary Guaranty.

     "Majority Lenders" means the Lenders that hold at least sixty-six and two-thirds (66-2/3%) of (a) the unpaid principal amount of all Advances under the Credits or (b) if no Advances are then outstanding, the Total Commitments. For purposes of clause (a), outstanding Swing Line Advances shall be deemed to be Advances by each Lender in accordance with its Proportionate Share unless, at the time of determination, a Lender has not timely made its Refunded Swing Line Loan in accordance with Section 2.2(b) after request therefor by Agent.

     "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

     "Material Adverse Effect" means a material adverse effect upon the financial condition, business or properties of Borrower and its Subsidiaries, considered as a single enterprise. The phrase "has a Material Adverse Effect," or "could have a Material Adverse Effect" or "will result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "has resulted, or is reasonably likely to result, in a Material Adverse Effect", and the phrase "has no (or does not have a) Material Adverse Effect" or "will not result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "does not or will not or is not reasonably likely to result in a Material Adverse Effect."

     "Maturity Date" means the Business Day that immediately precedes the fifth anniversary of the Closing Date.

     "Maximum Principal Amount" shall have the meaning set forth in Section 2.1(a).

     "Net Worth" means total shareholders' equity.

     "Notes" mean the Revolver Notes and the Swing Line Note.

     "Notice of Authorized Representatives" means a notice delivered by Borrower to Agent which designates by name each of Borrower's Authorized Representatives and includes each of their respective specimen signatures, in the form of EXHIBIT G attached hereto.

     "Notice of Borrowing" shall have the meaning set forth in Section 2.4.

         "Notice of Conversion or Continuation" shall have the meaning set forth in Section 2.6(b).

     "Obligations" means, from time to time, all indebtedness or other obligations of Borrower owing to Agent, any Lender or any Person entitled to indemnification pursuant to Section 9.3, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any Letter of Credit Document or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

     "Participant" shall have the meaning set forth in Section 9.5(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

     "Permitted Acquisition" means any Acquisition by Borrower, either directly or through one of its Subsidiaries, that complies in all respects with the requirements of Section 6.2(b).

     "Permitted Investments" means:

               (a) (i) Marketable direct obligations, maturing within one (1) year after the date of acquisition thereof, issued or unconditionally guarantied by the United States of America or any agency thereof; (ii) provided in each case that such obligation, as of the date of acquisition thereof, is rated "investment grade" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"), or Moody's Investors Service, Inc. (or the equivalent thereof by another nationally recognized rating agency): (A) marketable direct obligations, maturing within one (1) year after the date of acquisition thereof, issued or unconditionally guarantied by any State of the United States or any political subdivision of such a State, or (B) commercial paper maturing within one year after the date of acquisition thereof; (iii) provided in each case that such obligation, as of the date of acquisition thereof, is an obligation of a Lender, or of a commercial or investment bank whose unsecured long-term debt obligations are rated at least A-l by Standard & Poor's or A3 by Moody's Investors Service, Inc. (or the equivalent thereof by another nationally recognized rating agency): (A) certificates of deposit maturing no more than one (1) year from the date of investment therein, (B) deposit accounts, (C) banker's acceptances eligible for rediscount under the requirements of the Board of Governors of the Federal Reserve System, and (D) Investments in repurchase agreements involving securities or debt obligations of the types described in this paragraph (a); (iv) Investments in money market programs having total invested assets in excess of $1,000,000,000, PROVIDED that such Investment would be classified on the balance sheet of Borrower as a current asset in accordance with GAAP; and (v) Investments in money market preferred stocks or other equivalent Dutch-auction preferred stock of any corporation with a credit rating, at the time of acquisition thereof, of AA+ or aa1 or better by Standard & Poor's or Moody's Investors Service, Inc. (or the equivalent thereof by another nationally recognized rating agency);

               (b) other Investments that, at the time of acquisition thereof, are permitted by Borrower's investment policy, as amended from time to time, PROVIDED that such investment policy (and any such amendment thereto) has been approved by Majority Lenders (such approval not to be unreasonably withheld);

               (c) Investments in any fund that invests solely in Investments of the type permitted under the foregoing paragraphs (a) and (b) of this definition;

               (d) Investments of Persons who become Subsidiaries in a transaction not prohibited by Section 6.2 which exist at the time such transaction is consummated (or are made pursuant to binding commitments which exist at such time) and which Investments (or commitments) were not made or entered into in anticipation of such transaction;

               (e) Subject to the restrictions of Section 6.6, Investments in Borrower by any Subsidiary;

               (f) (i) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, PROVIDED that the aggregate principal amount of all such loans outstanding at any time shall not exceed $1,000,000, (ii) loans to employees, officers or directors to finance the purchase of equity securities from Borrower under either (A) a plan approved by the board of directors of Borrower, or (B) another arrangement approved by the board of directors of Borrower, or (iii) other loans to officers and employees, in each case, specifically approved by the board of directors of Borrower.

               (g) (i) Investments received in connection with the bankruptcy or reorganization of customers or suppliers, and (ii) Investments consisting of debt obligations received in settlement of delinquent obligations of, or other disputes with, customers or suppliers arising in the ordinary course of business;

               (h) deposit accounts (other than deposit accounts described in paragraph (a) of this definition) maintained in the ordinary course of business in amounts reasonably necessary for Borrower's or any Subsidiary's operating purposes;

               (i) Investments that constitute Permitted Vehicle Auction Receivables, PROVIDED that the gross aggregate stated principal amount outstanding of all such Investments (without reduction for any reserves taken in connection therewith) shall not exceed at any one time the dollar amount equal to 20% of Tangible Net Worth as of the most recent financial statements delivered pursuant to Sections 5.3(a) and 5.3(b);

               (j) Investments not otherwise permitted by Section 6.5, in an aggregate outstanding amount not in excess of $10,000,000 at any time.

     "Permitted Liens" means: (i) Liens (other than any Lien imposed under ERISA or under any Governmental Rule relating to protection of the environment) for taxes, assessments or charges of any Governmental Authority that are either (A) not more than thirty (30) days delinquent, unless they are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, to the extent required by GAAP, or (B) in respect of amounts not in excess of

$100,000 in any single instance; (ii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) or statutory obligations, and excluding in any event consensual Liens securing either (A) any right of set-off (except as permitted under clause (v) below), or (B) any right to payment under a consignment of goods; (iii) Liens imposed by law, such as mechanics' liens and other similar liens arising in the ordinary course of business, which secure payment of obligations not more than thirty (30) days past due, unless such obligations are being contested in good faith by appropriate proceedings and appropriate reserves have been established, to the extent required by GAAP; (iv) Liens arising from judgments, decrees, attachments or levies not constituting an Event of Default under Section 7.1(f); (v) bankers' liens or other Liens that constitute rights of set-off of a customary nature with respect to amounts on deposit with Financial Institutions, whether arising by operation of law or by contract, in connection with non-lending arrangements entered into with such institutions in the ordinary course of business; and,(vi) other Liens permitted under Section 6.7.

     "Permitted Vehicle Auction Receivables" means a right to a payment of a monetary obligation (denominated in U.S. Dollars) arising in favor of a Vehicle Auction Finance Subsidiary that satisfies all of the following:

               (a) such receivable is a fully amortizing installment loan arising from the sale by Borrower or a Subsidiary of a new or used vehicle to a consumer (a "financed vehicle"), the principal balance of which does not exceed 100% of the purchase price of such financed vehicle;

               (b) each such receivable and the policies and practices relating to the collection thereof do not and will not (A) contravene in any material respect any state and federal laws, rules or regulations applicable thereto in connection with the origination or collection of thereof, including without limitation, usury, disclosure, truth in lending, equal credit and similar laws, the Federal Trade Commission Act, applicable state laws governing motor vehicle installment sale or loan contracts, and fair credit billing, fair credit reporting and fair debt collection practices, or (B) except as required by applicable law, impose any liability or obligation of Borrower or any Subsidiary with respect to such loan;

               (d) at the time of origination of such receivable, the Vehicle Auction Finance Subsidiary has conducted all of its customary procedures relating to satisfaction of, and has confirmed that the obligor thereunder satisfies, all of its customary underwriting and credit policy guidelines applicable to such loans;

               (e) each such receivable is secured by a valid and enforceable first priority perfected security interest of first priority in the financed vehicle in favor of the Vehicle Auction Finance Subsidiary;

               (f) the residence of the related obligor is located within the borders of the United States of America;

               (g) at the origination date of each such receivable, the related financed vehicle was covered by a comprehensive and collision insurance policy (a) in an amount at least equal to the lesser of (1) the actual cash value of the related financed vehicle, or (2) the unpaid balance owing on such receivable, (b) insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage, and (c) with respect to which the Vehicle Auction Finance Subsidiary has been named as a loss payee; and

               (h) the financed vehicle with respect to such obligor has been delivered to and accepted by such obligor.

     "Person" means any natural person, employee, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

     "Plan" means any defined employee pension benefit plan as defined in ERISA.

     "Prime Rate" means at any time the rate of interest most recently announced within Agent at its principal office in San Francisco as its Prime Rate, with the understanding that the Prime Rate is one of Agent's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto (and not necessarily the rate of interest Agent charges to any borrower or class of borrowers), and is evidenced by the recording thereof in such internal publication or publications as Agent may designate. Each change in the Prime Rate will be effective on the day the change is announced within Agent.

     "Proportionate Share" means, for each Lender, the dollar amount determined at any time by multiplying the Applicable Percentage of such Lender by the amount of the Total Commitments at such time.

     "Quarterly Dates" means the last Business Day of October, January, April and July in each year, the first of which shall be the first such day after the Closing Date.

     "Refunded Swing Line Loans" shall have the meaning set forth in Section 2.2(b).

     "Register" shall have the meaning set forth in Section 9.5(d).

     "Responsible Officers" means each of the Chief Executive Officer, the Chief Financial Officer and the President of Borrower.

     "Revolving Reducing Line of Credit" means a credit facility available to Borrower in the initial maximum principal amount of $100,000,000, as defined more fully in Section 2.1.

     "Revolver Note" shall mean a promissory note executed by Borrower in favor of each Lender to evidence Advances under the Revolving Reducing Line of Credit, substantially in the form of EXHIBIT A attached hereto.

     "SEC Documents" means the Annual Report of Borrower on Form 10-K for the fiscal year ended July 31, 2000, the Quarterly Reports of Borrower on Form 10-Q for the quarters ended October 31, 2000, the Proxy Statement of Borrower dated October 31, 2000, in connection with the Annual Meeting of Shareholders held on December 5, 2000, and all other reports and documents filed with the Securities and Exchange Commission and deemed incorporated by reference therein.

     "Significant Guarantor" means any Subsidiary that would be a "significant subsidiary" under either clause (2) or clause (3) of the definition of "significant subsidiary" in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Exchange Act, as such Regulation is in effect on the date hereof, assuming that Borrower is the "registrant" referred to in such definition; PROVIDED that such definition shall be applied for purposes hereof as if all references therein to "10 percent" were references to "5 percent."

     "Subordinated Debt" means Indebtedness of Borrower or any Subsidiary that has been subordinated to the Obligations, in writing, on terms and conditions reasonably satisfactory to the Majority Lenders.

     "Subsidiary" means any corporation, association, limited liability company or other business entity of which Borrower owns directly or indirectly more than fifty percent (50%) of the voting securities thereof or in which Borrower otherwise owns a controlling interest.

     "Subsidiary Guaranty" means each of the guaranties, in substantially the form of EXHIBIT F attached hereto, required to be entered into by each Guarantor in accordance with this Agreement.

     "Swing Line" means a credit accommodation in the maximum principal amount of Five Million Dollars ($5,000,000), as sublimit under the Revolving Reducing Line of Credit, all as more fully described in Section 2.2 hereof.

     "Swing Line Note" means the promissory note executed by Borrower to evidence Advances under the Swing Line, substantially in the form of EXHIBIT B attached hereto.

     "Tangible Net Worth" means the aggregate of Net Worth plus Subordinated Debt less any intangible assets, as determined for Borrower and its Subsidiaries on a consolidated basis.

     "Taxes" shall have the meaning set forth in Section 2.14(a).

     "Total Commitments" means, at any time, the then aggregate amount of the Proportionate Shares of the Lenders under this Agreement.

     "Unfunded Pension Liabilities" means the excess of a Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

     "Unused Commitment Fee" has the meaning set forth in Section 2.5(c).

     "Up-Front Fee" has the meaning set forth in Section 2.5(b).

     "Vehicle Auction Finance Subsidiary" means a Subsidiary that is in the business of providing financing to facilitate the purchase of vehicles sold by Borrower or its Subsidiaries, holds all applicable licenses and permits, including any finance lender licenses relating to consumer finance transactions, and is at all applicable times in material compliance with all Governmental Rules required in connection therewith.

     SECTION 1.2. ACCOUNTING TERMS.

     Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Unless otherwise expressly provided, all calculations of financial ratios or other amounts with respect to Borrower shall be determined on a consolidated basis in accordance with GAAP. Unless otherwise expressly provided, all references to the "principal amount" or the "amount" of any Indebtedness (expressly or by implication) shall mean the principal amount of such Indebtedness, determined in accordance with GAAP.

     SECTION 1.3. LENDER DISCRETION. In each case where the consent or approval of Agent, all Lenders or Majority Lenders is required, or their non-obligatory action is requested by Borrower, then, unless otherwise specifically indicated, such consent, approval or action shall be in the sole and absolute discretion of Agent and, as applicable, each Lender, exercised in good faith.

     SECTION 1.4. CERTAIN INTERPRETATIONS. Unless the context otherwise clearly requires: any time the word "or" is used herein, it has the inclusive meaning represented by the phrase "and/or;" "includes" and "including" shall not be limiting; and "all" shall include "any" and "any" shall include "all." The words "hereof," "herein," "hereby," "hereunder," and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, paragraph, subparagraph, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable. References to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

     SECTION 1.5. HEADINGS. Headings in this Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.


                                   ARTICLE II
                                   THE CREDITS

     SECTION 1.6. REVOLVING REDUCING LINE OF CREDIT.

          (1) REVOLVING REDUCING LINE OF CREDIT. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees, on a pro rata basis, to make Advances to Borrower under the Revolving Reducing Line of Credit from time to time on any Business Day during the period from the Closing Date to the Maturity Date, not to exceed at any time outstanding such Lender's Proportionate Share of (x) during any period set forth below the applicable maximum amount ("Maximum Principal Amount") set forth for such period (all dates inclusive), LESS (y) the sum of (A) all Advances outstanding at such time under the Swing Line and (B) the Letter of Credit Exposure at such time (the aggregate amount of such difference at any time, the "Loan Availability");



               Closing Date through 05/31/2003               $100,000,000

               06/01/2003 through 08/31/2003                   95,000,000

               09/01/2003 through 11/30/2003                   90,000,000

               12/01/2003 through 02/29/2004                   85,000,000

               03/01/2004 through 05/31/2004                   80,000,000

               06/01/2004 through 08/31/2004                   75,000,000

               09/01/2004 through 11/30/2004                   70,000,000

               12/01/2004 through 02/28/2005                   65,000,000

               03/01/2005 through 05/31/2005                   60,000,000

               06/01/2005 through 08/31/2005                   55,000,000

               09/01/2005 through 11/30/2005                   50,000,000

               12/1/2005 through Maturity Date                 45,000,000

     The proceeds of the initial Advance under the Revolving Reducing Line of Credit shall be used to refinance all existing Indebtedness under the Existing Credit Agreement (other than in respect of the Existing Letters of Credit), and the proceeds of all Advances under the Revolving Reducing Line of Credit shall be used (i) to refinance certain existing Indebtedness of Borrower; (ii) to finance all or a portion of the costs of Permitted Acquisitions by Borrower, either directly or through one or more Subsidiaries; and (iii) for the working capital and other general corporate purposes of Borrower and the Subsidiaries. Borrower's obligation to repay Advances under the

Revolving Reducing Line of Credit shall be evidenced by the Revolver Notes, all terms of which are incorporated herein by this reference.

          (2) BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Revolving Reducing Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all the limitations, terms and conditions contained herein; PROVIDED, HOWEVER, that the sum of the total outstanding borrowings under the Revolving Reducing Line of Credit PLUS the Letter of Credit Exposure PLUS all outstanding borrowings under the Swing Line shall not at any time exceed the applicable Maximum Principal Amount. If at any time the principal amount of such total outstanding borrowings (including Swing Line borrowings), for any reason whatsoever, shall exceed the difference between the applicable Maximum Principal Amount and the sum of all outstanding borrowing under the Swing Line and the Letter of Credit Exposure, the amount of such excess shall be immediately due and payable.

     SECTION 1.7. SWING LINE.

          (1) SWING LINE. Subject to the terms and conditions of this Agreement, Agent hereby agrees to make a portion of the Revolving Reducing Line of Credit available to Borrower by making Base Rate Advances under the Swing Line up to and including the date which is the Business Day immediately preceding the Maturity Date, the proceeds of which shall be used as described in
Section 2.1 hereof. Each of the Lenders severally agrees to make Base Rate Advances to effect repayment of, or to purchase participations in, such Swing Line Advances not voluntarily repaid by Borrower on or before the due date thereof, as provided herein.

          (2) BORROWING AND REPAYMENT. Borrower, through one of its Authorized Representatives, may from time to time during the term of the Swing Line, by written request or telephonic request promptly confirmed in writing, specifying the principal amount of the requested borrowing, such request to be received by Agent no later than 10:00 a.m. (San Francisco time), or such later time as Agent may agree, on the date of such borrowing, borrow, partially or wholly repay outstanding borrowings and reborrow, subject to all of the limitations, terms and condition contained herein; PROVIDED, HOWEVER, that:

               (1) no Advance under the Swing Line shall be available if the principal amount of such Advance, when added to the principal balance outstanding under the Swing Line and the principal balance outstanding under the Revolving Reducing Line of Credit, would exceed the Total Commitments available as of the date of such Advance;

               (2) no Advance under the Swing Line shall be available if the principal amount of such Advance, when added to the principal balance outstanding under the Swing Line, would exceed Five Million Dollars ($5,000,000); and

               (3) both before and immediately after giving effect to any such Advance under the Swing Line, each of the conditions set forth in Sections 4.2(b) and (c) shall have been and remain satisfied.

               (4) All outstanding Advances under the Swing Line, if not repaid or refunded earlier, shall be due and payable on the date that is the earlier of (A) ten (10) Business Days following the date of such Swing Line Advance and (B) the Maturity Date.

     With respect to any Advance under the Swing Line that has not been voluntarily repaid by Borrower, Agent may, at any time in its sole and absolute discretion, whether or not any Swing Line Advance is then due from Borrower, deliver to each Lender (with a copy to Borrower), a notice (which shall be deemed to be a Notice of Borrowing given by Borrower) requesting the Lenders to make Base Rate Advances under the Revolving Reducing Line of Credit according to their respective Proportionate Shares in an aggregate amount equal to the amount of such Advances under the Swing Line (the "Refunded Swing Line Loans") outstanding on the date such notice is given. Agent shall give such notice to the Lenders at least one (1) Business Day prior to the date on which such Base Rate Advance is to be made. In the event that Borrower determines to repay voluntarily any Advance under the Swing Line, Borrower shall notify Agent of its intention no later than 10:00 a.m. (San Francisco time) on any Friday (or, if such day is not a Business Day, on the next succeeding Business Day) and no later than 1:00 p.m. (San Francisco time) on any other Business Day. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Base Rate Advances made by the Lenders other than Wells Fargo shall be immediately delivered by each Lender to Agent (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Base Rate Advances are made, Wells Fargo's Proportionate Share of such Base Rate Advances shall be deemed to be paid with the proceeds of the Advance under the Swing Line made by Agent and such portion of Advances under the Swing Line deemed to be so paid shall no longer be outstanding under the Swing Line, shall no longer be due under the Swing Line Note and shall be due under the Revolver Notes. Borrower hereby authorizes Agent to charge any of Borrower's demand deposit accounts held with Agent in order to pay immediately to Agent the amount of the Refunded Swing Line Loans to the extent the proceeds of such Base Rate Advances made by the Lenders, including the Base Rate Advance deemed to be made by Wells Fargo, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of an amount paid (or deemed to be paid) to Agent under the Swing Line Note should be recovered by or on behalf of Borrower from Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be shared among all Lenders ratably in accordance with their respective Proportionate Shares hereunder.

     If, as a result of any bankruptcy or similar proceeding with respect to Borrower, Base Rate Advances under the Revolving Reducing Line of Credit are not made pursuant to this Section 2.2(b) in an amount sufficient to repay any amounts owed to Agent in respect of any outstanding Advances under the Swing Line, each Lender shall be deemed to have purchased and hereby agrees to purchase a participation in such outstanding Advances under the Swing Line in an amount equal to the unpaid amount together with accrued interest thereon multiplied by such Lender's Applicable Percentage. Upon one (1) Business Day's notice from Agent, each Lender shall deliver to Agent an amount equal to its respective participation in same day funds at the office of Wells Fargo Bank Agency Department located at 201 Third Street, Eighth Floor, San Francisco, California 94103 (or such other address designated from time to time by Agent). In the event any Lender fails to make available to Agent the amount of such Lender's participation as provided in this paragraph, interest shall accrue on the amount due at the daily Federal Funds Rate for a period ending on the third Business Day following the date such amount was due, and at the Prime Rate thereafter.

     Anything contained herein to the contrary notwithstanding, (i) each Lender's obligation to make Base Rate Advances under the Revolving Reducing Line of Credit for the purpose of repaying any Refunded Swing Line Loans and each Lender's obligation to purchase a participation in any unpaid Advances under the Swing Line shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower, any other Lender or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and (ii) Agent shall not be obligated to make any Advances under the Swing Line if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default.

     SECTION 1.8. LETTERS OF CREDIT.

          (1)  LETTERS OF CREDIT.

               (1) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time prior to the Maturity Date, Agent shall issue such Letters of Credit for the account of Borrower as Borrower may request, provided that (A) upon issuance of any such Letter of
     Credit: (1) the sum of the aggregate outstanding principal amount of all Advances (including Swing Line Advances) plus the Letter of Credit Exposure shall not exceed the applicable Maximum Principal Amount; (2) the Letter of Credit Exposure shall not exceed $5,000,000; and (3) unless the Lenders otherwise unanimously consent in writing and subject to paragraph (v) of this Section 2.3(a), the term of any Letter of Credit shall not extend beyond the earlier of (A) the first anniversary of the issuance thereof and
     (B) the Maturity Date. Unless the context otherwise requires: (x) all references herein to "the outstanding principal balance of the Advances" or similar references shall be deemed to include, for all purposes, the Letter of Credit Exposure; and (y) each reference herein to an "Advance" or a "borrowing" shall include both the issuance of a Letter of Credit and (except with respect to conditions precedent to the making of Advances) the payment of any draw thereunder by Agent, as appropriate.

               (2) Borrower, through one of its Authorized Representatives, shall deliver to Agent a duly executed request for Letter of Credit not later than 9:00 A.M. (San Francisco time), at least one (1) Business Day prior to the date upon which the requested Letter of Credit is to be issued. Borrower shall further execute and deliver to Agent such additional instruments and documents as Agent may reasonably require, in conformity with the then standard practices of Agent's letter of credit department relating to letters of credit comparable to the requested Letter of Credit, in connection with the issuance of such Letter of Credit (collectively, the "Letter of Credit Documents"); PROVIDED that if any of the terms of the Letter of Credit Documents are inconsistent with the terms of this Agreement then the terms of this Agreement shall control unless Borrower, Agent and the Lenders expressly agree otherwise.

               (3) Agent shall, if the requested form of such Letter of Credit and the identity and location of the proposed beneficiary thereof are reasonably acceptable to Agent consistent with Agent's established policies generally applicable to the issuance of letters of credit and applicable law, and subject to the conditions set forth in Section 4.2 (and, if applicable, Section 4.1), issue the Letter of Credit on or before 2:00 P.M. (San Francisco time), on or before the day one (1) Business Day following receipt of the documents last due pursuant to subsection (ii) above.

               (4) If and to the extent that any amounts are drawn under any Letter of Credit, then, unless prior to the date such draw is to be funded (A) Borrower notifies Agent that Borrower intends to reimburse Agent for such draw and on or before the date such draw is to be funded and, on or before the date such draw is funded, Borrower does reimburse Agent in full therefor, in immediately available funds; or (B) Borrower authorizes Agent to reimburse itself on the date of such draw by debiting one or more accounts of Borrower maintained with Agent and, on the date of such draw, sufficient funds are available in such designated account(s) to reimburse Agent in full the amount so drawn, the amounts so drawn under such Letter of Credit shall be considered an Advance for all purposes hereunder as of the date of such draw, accruing interest, initially, at a rate determined in accordance with Section 2.5(a)(i), the proceeds of which were applied to reimburse Agent for the payment made by it under the Letter of Credit.

               (5) (A) Upon the occurrence of the Maturity Date (or earlier acceleration of the Advances or termination of the Lenders' commitments hereunder) prior to the expiration of all Letters of Credit, Borrower shall promptly provide to Agent a standby letter of credit in favor of Agent, issued by a bank reasonably satisfactory to Majority Lenders and in form and substance reasonably satisfactory to Agent, in a face amount equal to the Letter of Credit Exposure on that date, or shall immediately make other provisions reasonably satisfactory to Majority Lenders for the full collateralization, by cash or cash equivalent, of all such outstanding Letters of Credit.

                    (1) If, as of the date of any reduction in the Revolving Reducing Line of Credit, the Letter of Credit Exposure exceeds the difference between the Maximum Principal Amount and the aggregate outstanding principal balance of the Advances (including Swing Line Advances) as of such date, Borrower shall promptly provide to Agent a standby letter of credit in favor of Agent, issued by a bank reasonably satisfactory to Majority Lenders and in form and substance reasonably satisfactory to Majority Lenders, in a face amount equal to the amount of such excess, or shall immediately make other provisions reasonably satisfactory to Majority Lenders for the full collateralization, by cash or cash equivalent, of the amount of such excess.

                    (2) Upon the failure of Borrower to comply with the requirements of either of the foregoing paragraphs, such portion of the Letter of Credit Exposure as to which Borrower has failed to comply shall be deemed to be immediately due and payable.

          (6) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, PROVIDED that the fees provided for in the first sentence of Section 2.5(d) shall not be affected by any amendment that does not change the amount available to be drawn under, or the expiration date of, the affected Letter of Credit.

          (7) Borrower assumes all risks as to the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Agent nor any Lender, nor any of its or their respective officers or directors, shall be liable or responsible for, nor shall Borrower's obligations hereunder in respect of any Letter of Credit be impaired as a result of:

               (1) any lack of validity or enforceability of any Letter of Credit or any Letter of Credit Document;

               (2) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

               (3) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (4) the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with the transactions contemplated by the Letter of Credit Documents or any unrelated transaction;

               (5) payment by Agent against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or

               (6) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit.

     In furtherance and not in limitation of the foregoing, Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, Borrower may have a claim against Agent, and Agent may be liable to Borrower, to the extent of any direct (as opposed to consequential or exemplary) damages suffered by Borrower caused by Agent's wilful misconduct or gross negligence.

          (2) EXISTING LETTERS OF CREDIT. Borrower hereby requests that the Existing Letters of Credit, which are described on SCHEDULE 2.3(B) to the Borrower Disclosure Letter, be deemed Letters of Credit issued hereunder; PROVIDED, HOWEVER, that nothing in this Section 2.3(b) shall extend the expiry date of any Existing Letter of Credit. Each of Agent and the Lenders acknowledges and agrees that the Existing Letters of Credit constitute Letters of Credit outstanding under this Agreement on and as of the Closing Date. The Lenders hereby severally and unconditionally agree to participate in the Existing Letters of Credit under the terms of Section 2.3(c) as of the Closing Date.

          (3) PARTICIPATIONS. Immediately upon the issuance of each Letter of Credit (and, in respect of any Existing Letter of Credit, as of the Closing
Date), Agent shall be deemed irrevocably to have sold and transferred to each Lender without recourse or warranty, and each Lender (other than Agent) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase and accept from Agent, for such Lender's own account and risk, an undivided interest and participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Applicable Percentage of such Lender, multiplied by (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.3(a), each issuance of a Letter of Credit shall be deemed to utilize that portion of the Proportionate Share of each Lender by an amount equal to the amount of such participation.

     SECTION 1.9. NOTICE OF BORROWING. Borrower, through one of its Authorized Representatives, shall request each Advance under the Revolving Reducing Line of Credit by giving Agent irrevocable written notice or telephonic notice (confirmed promptly in writing), in the form of EXHIBIT C attached hereto (each, a "Notice of Borrowing"), which specifies, among other things:

          (1) the principal amount of the requested Advance, which for any Base Rate Advance shall be in a minimum amount of $500,000 or any multiple of $100,000 in excess thereof, and for any LIBOR Advance shall be in a minimum amount of $3,000,000 or any multiple of $1,000,000 in excess thereof;

          (2) a short description of the proposed use of the proceeds thereof, and, if the proceeds of such Advance are to be used to finance all or any part of an Acquisition, enclosing the Responsible Officer's certificate required pursuant to Section 6.2(b)(ii):

               (1) a description of the Acquisition to be financed with the proceeds thereof,

               (2) copies of the related documentation (to the extent available, but including at least the relevant purchase or acquisition agreement),

               (3) if the aggregate Advances being used to finance all or any portion of such Acquisition exceed (A) $20,000,000, if such Acquisition involves a business substantially similar to Borrower's business as of the date of this Agreement, or (B) $10,000,000, if such Acquisition does not involve a business substantially similar to Borrower's business as of the date of this Agreement (unless Majority Lenders have waived delivery thereof, based on such other information as may have been provided to the Lenders with respect to such Acquisition): calculations, based on pro forma financial statements of Borrower as of the end of the most recently completed fiscal quarter of Borrower giving pro forma effect to such Acquisition as of such date confirming on a pro forma basis Borrower's compliance with the financial covenants of Section 5.6 as of the end of such most recently completed fiscal quarter notwithstanding such Acquisition (PROVIDED that the financial covenants otherwise required to be tested as of the end of each fiscal year shall be calculated on the basis of the twelve-month period ended as of the most recent Quarterly Date),

     (3)  the proposed date of borrowing, which shall be a Business Day;

     (4) the interest rate option applicable to such borrowing, which, with respect to any Swing Line Advance shall be the Base Rate; and

     (5) with respect to any requested LIBOR Advance, the Fixed Rate Term applicable thereto.

     Each such Notice of Borrowing must be received by Agent not later than 10:00 a.m. (San Francisco time) (A) at least one (1) Business Day prior to the date of borrowing for a Base Rate Advance (other than a Swing Line Advance), (B) on the Business Day of the borrowing for a Swing Line Advance, and (C) at least three (3) Business Days prior to the date of borrowing for a LIBOR Advance. Other than with respect to Swing Line Advances, Agent shall promptly notify each Lender of the contents of each Notice of Borrowing and of the amount of the Advance to be made by such Lender.

     SECTION 1.10. INTEREST/FEES.

          (1)  INTEREST.

               (1) REVOLVING REDUCING LINE OF CREDIT. Subject to Section 2.6(a) hereof, the outstanding principal balance of the Revolving Reducing Line of Credit (except with respect to the Swing Line) shall bear interest in accordance with the following interest rate options, as designated by
     Borrower:

                    (1) for Base Rate Advances, at a fluctuating rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin; and

                    (2) for LIBOR Advances, at a fixed rate per annum determined by Agent to be LIBOR in effect on the first day of a Fixed Rate Term plus the Applicable Margin.

               (2) SWING LINE. The outstanding principal balance of the Swing Line shall bear interest at a fluctuating rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin.

               (3) CHANGES IN RATES. When interest is determined in relation to the Base Rate, each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Agent. Each change in the Applicable Margin shall occur as provided in the definition of Applicable Margin.

               (4) AGGREGATE FIXED RATE TERMS. Notwithstanding anything to the contrary contained herein, Borrower may not have, in the aggregate, more than eight (8) different Fixed Rate Terms in respect of LIBOR Advances outstanding at any one time.

          (2) UP-FRONT FEE. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a commitment fee in respect of the Total Commitments equal to $150,000 (the "Up-Front Fee"). Agent acknowledges receipt of $56,000 of the Up-Front Fee. The remaining balance of the Up-Front Fee shall be due and payable, and fully earned on the Closing Date. Once paid, the Up-Front Fee and any portion thereof shall be nonrefundable under any circumstance.

          (3) UNUSED COMMITMENT FEE. From and after the Closing Date and until the Maturity Date (or earlier acceleration of the Loans or termination of the Lenders' commitments hereunder), Borrower shall pay to Agent, for the ratable benefit of the Lenders, an unused commitment fee (the "Unused Commitment Fee") equal to the product of (i) the Unused Amount for any fiscal quarter of Borrower multiplied by (ii) the Unused Commitment Fee Applicable Margin for such fiscal quarter. The "Unused Amount" means, for the period from the Closing Date through the initial Quarterly Date occurring after the Closing Date and for each successive period ending thereafter on a Quarterly Date until the next succeeding Quarterly Date or the Maturity Date, an amount calculated by Agent equal to (i) the average daily amount of the Maximum Principal Amount during period such minus (ii) the average daily principal balance of all Advances (excluding for such calculation all Swing Line Advances outstanding during such period, but including the Letter of Credit Exposure). The Unused Commitment Fee shall be payable, in the manner provided in Section 2.7(a), in arrears for the preceding period on each Business Day that the Applicable Margin is calculated as provided in the definition of Applicable Margin with the final payment to be made on the Maturity Date. The Unused Commitment Fee shall accrue at all times from and after the Closing Date, including at any time during which one or more conditions in Article IV are not met.

          (4) LETTER OF CREDIT FEES. As additional consideration for the issuance, extension or renewal of Letters of Credit pursuant to Section 2.3, Borrower agrees to pay to Agent, for the ratable benefit of the Lenders, a fee, calculated (i) with respect to each commercial Letter of Credit, at the rate of one and one-quarter percent (1.25%) per annum for the term thereof, on the face amount of such commercial Letter of Credit (but in no event less than $200) and
(ii) with respect to each standby Letter of Credit, at the rate equal to the Applicable Margin for LIBOR Advances as of the date of issuance of such Letter of Credit, per annum for the term thereof, on the undrawn portion thereof (which, on the issuance date shall be the face amount of such standby Letter of Credit. Such fees shall be payable upon issuance (and, in the event of any extension or renewal of a Letter of Credit, upon such extension or renewal, for the term thereof). In addition, Borrower shall pay Agent all transfer, negotiation, amendment and similar fees normally charged by Agent in accordance with Agent's then current fee policy in connection with standby or commercial letters of credit, as applicable.

          (5) COMPUTATION AND PAYMENT. All interest and fees shall be computed on the basis of a 360-day year, actual days elapsed, with the exception of Base Rate interest calculations, which shall be computed on the basis of a 365/366-day year, actual days elapsed. Accrued interest on Base Rate Advances (including Swing Line Advances) shall be payable in arrears on the last Business Day of each month. Accrued interest on LIBOR Advances shall be payable in arrears on the last day of each Fixed Rate Term applicable to such LIBOR Advance; PROVIDED, HOWEVER, that if any Fixed Rate Term for a LIBOR Advance exceeds three months, interest accrued to the date of payment on that LIBOR Advance shall also be paid in arrears on the date which falls three months after the beginning of that Fixed Rate Term. Notwithstanding the foregoing, accrued interest on any Advance shall be due and payable on the date of its conversion from a Base Rate Advance to a LIBOR Advance or from a LIBOR Advance to a Base Rate Advance pursuant to Section 2.6.

     SECTION 1.11. CONVERSION OF INTEREST OPTIONS.

          (1) ELECTION. Subject to (i) the minimum dollar requirements set forth in Section 2.4(a), (ii) the limitations on LIBOR Advances under Section 2.5(a)(iv), and (iii) the requirements that (A) as of the first day of any Fixed Rate Term requested by Borrower, there shall not have occurred and be continuing any Event of Default, and (B) as of the first day of any Fixed Rate Term in excess of one (1) month, there shall not have occurred and be continuing any
Default: (1) at any time any portion of the Revolving Reducing Line of Credit bears interest determined in relation to the Base Rate, Borrower may convert all or any portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower, and (2) at any time any portion of the Revolving Reducing Term-Line of Credit bears interest determined in relation to LIBOR, Borrower may convert all or a portion thereof at the end of the Fixed Rate Term applicable thereto so that it bears interest determined in relation to the Base Rate or in relation to LIBOR for a new Fixed Rate Term designated by Borrower. If Borrower has not delivered the required interest rate conversion or continuation election at least three (3) Business Days prior to the last day of any Fixed Rate Term and, as of the last day of such Fixed Rate Term, no Event of Default has occurred and is continuing, Borrower shall be deemed to have made an election to have the amounts subject thereto earn interest at a rate determined in relation to LIBOR for a new Fixed Rate Term (x) of one (1) month if, as of the last day of such Fixed Rate Term, there shall have occurred and be continuing a Default, or (y) in any other case, of the same duration as such expiring Fixed Rate Term. As of the last day of any Fixed Rate Term with respect to which Borrower has not delivered a notice making a Base Rate selection for the amounts subject thereto, Borrower shall be deemed to have represented and warranted to Agent and the Lenders that no Event of Default has occurred and is continuing.

As of the last day of any Fixed Rate Term of more than one (1) month with respect to which Borrower has not delivered a notice either making a Base Rate selection for the amounts subject thereto or selecting a new Fixed Rate Term of one (1) month therefor, Borrower shall be deemed to have represented and warranted to Agent and the Lenders that no Default has occurred and is continuing.

          (2) NOTICE TO AGENT. Borrower, through one of its Authorized Representatives, shall request each interest rate conversion or continuation by giving Agent irrevocable written notice or telephonic notice (confirmed promptly in writing), in the form of EXHIBIT D attached hereto (a "Notice of Conversion or Continuation"), which specifies, among other things:

               (1) the principal amount which is the subject of such conversion or continuation;

               (2) the proposed date of such conversion or continuation, which shall be a Business Day; and

               (3) if such Notice pertains to a LIBOR interest selection, the length of the applicable Fixed Rate Term.

     Any such Notice of Conversion or Continuation must be received by Agent not later than 10:00 a.m. (San Francisco time), at least three (3) Business Days prior to (x) the last day of any then-existing Fixed Rate Term to be affected thereby, or (y) the effective date of any LIBOR interest selection made therein, as applicable. Agent shall promptly notify each Lender of the contents of each such Notice of Conversion or Continuation, or if timely notice is not received from Borrower prior to the last day of any Fixed Rate Term of the automatic conversion of the amounts subject thereto (if any) to a Base Rate Advance.

     SECTION 1.12. OTHER PAYMENT TERMS.

          (1) AUTOMATIC DEBIT. Agent shall, and Borrower hereby authorizes Agent to, debit a deposit account of Borrower with Agent, specifically identified by Borrower to Agent for such purposes (but subject to change by mutual agreement of Borrower and Agent, PROVIDED that at all times there shall be at least one such deposit account so identified), for all payments of interest and fees as they become due on any of the Credits. Should, for any reason whatsoever, the funds in any such deposit account be insufficient to pay all interest or fees when due, Borrower shall, immediately upon demand, remit to Agent the full amount of any such deficiency.

          (2) PLACE AND MANNER. Borrower shall make all payments due to each Lender under the Loan Documents by payment to Agent at Agent's Office, for the account of such Lender, in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon (San Francisco time) on the date due. Agent shall promptly disburse to each Lender at such Lender's Applicable Lending Office each such payment received by Agent for such Lender.

          (3) DATE. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          (4) DEFAULT INTEREST. From and after the Maturity Date, or such earlier date as all principal owing under the Revolving Reducing Line of Credit becomes due and payable, by acceleration or otherwise, the outstanding principal balance thereof shall bear interest until paid in full at an increased rate per annum (computed in accordance with Section 2.5(e)) equal to two percent (2%) above the rate of interest from time to time applicable thereto.

          (5) APPLICATION OF PAYMENTS. All payments under the Loan Documents (including prepayments) shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement and the other Loan Documents, second to accrued interest then due and payable under the Loan Documents, and finally to reduce the principal amount of outstanding Advances. If no Event of Default has occurred and is continuing, Agent shall, subject to the preceding sentence, apply all payments to be applied to Borrower's obligations as directed by Borrower. If an Event of Default has occurred and is continuing or if Borrower fails to direct application, Agent shall apply such payments as determined by it in its discretion.

          (6) FAILURE TO PAY AGENT. Unless Agent shall have received notice from Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have made such payment in full to Agent, such Lender shall repay to Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the Federal Funds Rate. A notice of Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.7(f) shall be presumptive evidence of such amounts.

     SECTION 1.13. PREPAYMENT.

          (1) OPTIONAL PREPAYMENTS. Borrower may, through one of its Authorized Representatives and upon at least one (1) Business Day's prior written notice to Agent if for a Base Rate Advance, and three (3) Business Days' prior written notice to Agent if for a LIBOR Advance, prepay the outstanding amount of any Advance under any Credit in whole or in part, without premium or penalty, except as required by Section 2.14 hereof. Prepayments of any LIBOR Advance or any portion thereof shall be in the minimum amount of $3,000,000 and in integral multiples in excess thereof of $1,000,000, and shall include interest accrued to the date of such prepayment. If Borrower partially prepays any outstanding LIBOR Advance, the remaining outstanding portion thereof shall automatically convert to a Base Rate Advance on the date of such prepayment.

          (2) MANDATORY REDUCTION OF TOTAL COMMITMENTS AND REPAYMENT OF EXCESS. The Total Commitments shall automatically be reduced on the dates and in the amounts set forth in

Section 2.1(a). If as a result of such automatic reduction the aggregate of the Advances (including Swing Line Advance) exceeds an amount equal to the then applicable Maximum Principal Amount less the sum of all outstanding Swing Line Advances plus the Letter of Credit Exposure, the amount of such excess shall be immediately due and payable.

          (3) UPON MATURITY. The Total Commitments shall be automatically reduced to zero on the Maturity Date.

     SECTION 1.14. FUNDING.

          (1) LENDER FUNDING AND DISBURSEMENT. Each Lender shall, before 11:00 a.m. (San Francisco time) on the date of each borrowing (including the date of any draw under a Letter of Credit) make available to Agent at Agent's Office, in same day or immediately available funds, such Lender's Proportionate Share thereof. After Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, Agent will promptly disburse such funds in same day or immediately available funds to Borrower. Unless otherwise directed by Borrower in writing, Agent shall disburse the proceeds of each borrowing to Borrower by deposit to any demand deposit account maintained by Borrower with Agent.

          (2) LENDER FAILURE TO FUND. Unless Agent shall have received notice from a Lender on or prior to the date of any borrowing (including any draw under a Letter of Credit) that such Lender will not make available to Agent such Lender's Proportionate Share thereof, Agent may assume that such Lender has made such portion available to Agent on the date of such borrowing in accordance with
Section 2.9(a), and Agent may, in reliance upon such assumption, make available to Borrower (or otherwise disburse) on such date a corresponding amount. If any Lender does not make the amount of its Proportionate Share of any borrowing available to Agent on the date of such borrowing, such Lender shall pay to Agent, on demand, interest which shall accrue on such amount until made available to Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such borrowing through the third Business Day thereafter, and (ii) thereafter, the Prime Rate in effect from time to time. A notice from Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(b) shall be presumptive evidence of such amounts. If any Lender's Proportionate Share of any borrowing is not in fact made available to Agent by such Lender within three (3) Business Days after the date of such borrowing, Borrower shall pay to Agent, on demand, an amount equal to such Proportionate Share together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is repaid to Agent, at the rate of interest then applicable thereto.

          (3) LENDERS' OBLIGATIONS SEVERAL. The obligation of each Lender hereunder is several. The failure of any Lender to make available its Proportionate Share of any borrowing shall not relieve any other Lender of its obligation hereunder to do so on the date requested, but no Lender shall be responsible for the failure of any other Lender to make available the Proportionate Share to be funded by such other Lender.

     SECTION 1.15. PRO RATA TREATMENT.

          (1) BORROWINGS. Except as otherwise provided herein, (i) extension of credit under the Revolving Reducing Line of Credit, including in respect of any draw under a Letter of Credit, shall be made or shared among the Lenders pro rata according to their respective Proportionate Shares, and (ii) each payment of principal of and interest or fees on a Credit (other than in respect of any Swing Line Advance and administrative fees in respect of Letters of Credit, which shall be made to Wells Fargo) shall be made or shared among the Lenders pro rata according to the respective unpaid principal amounts of the Advances held by such Lenders.

          (2) SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of a Credit in excess of its ratable share of payments on account of such Credit obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders sufficient participations in such Credit as shall be necessary to increase the purchasing Lender's interest in the Credit to such amount as may be necessary to render the excess payment received an amount equal to such Lender's ratable share of payments, as so increased; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     SECTION 1.16. GUARANTIES.

          (1) GUARANTIES; SUBORDINATIONS. The Obligations shall be jointly and severally guaranteed by Guarantors, as evidenced by and subject to the terms of the Subsidiary Guaranties. Pursuant to the terms of the Subsidiary Guaranties, all obligations and Indebtedness of Borrower to each Guarantor and of any Guarantor to any other Guarantor is subordinated in right of repayment to all obligations and Indebtedness of Borrower to Agent and the Lenders.

          (2) CERTAIN ACKNOWLEDGMENTS BY BORROWER. Borrower recognizes and acknowledges the Credits made available hereunder are being established and will be maintained in the manner provided herein and in the other Loan Documents at the express request of, and to accommodate the administrative and operational requirements of, Borrower and Guarantors. Specifically, the Credits might have been established to provide for direct borrowings by Borrower and by each Guarantor, subject to individual borrowing limits consistent with the Lenders' prudent lending practices, based on each such Person's borrowing capacity, with additional credit needs of such Person in excess of such borrowing limit being accommodated by loans made to such Person by Borrower or other Guarantors having excess borrowing capacity. For administrative and operational reasons imposed by Borrower as aforesaid, however, the Credits are being established and will be maintained as described above, but with the intention, as confirmed in Section
5.8 (but
without limiting in any manner the obligations of Borrower to repay any and all Advances in accordance with the terms hereof and of the Notes), that Borrower and Guarantors ultimately share, among themselves, repayment obligations under the Credits to the same extent as if such borrowings had been made under the alternative, individualized arrangement described above. In addition, it is further recognized and acknowledged that Borrower, and each Guarantor, will directly and indirectly benefit from the expansion of Borrower's and Guarantors' collective business activities, as facilitated by the Credits.

     SECTION 1.17. CHANGE OF CIRCUMSTANCES.

          (1) INABILITY TO DETERMINE RATE. If Agent at any time shall reasonably determine that adequate and reasonable means do not exist for ascertaining LIBOR, or the Majority Lenders shall reasonably determine at any time that LIBOR does not accurately reflect the cost to the Lenders of making or maintaining LIBOR interest rates hereunder, then Agent shall give telephonic notice (promptly confirmed in writing) to Borrower and each Lender of such determination. If such notice is given and until such notice has been withdrawn in writing by Agent, then no LIBOR interest option may be selected by Borrower and any LIBOR Advance, as of the end of the Fixed Rate Term applicable thereto, shall be converted to a Base Rate Advance pursuant to the terms and conditions of this Agreement. Agent shall review the circumstances affecting the London interbank market from time to time and withdraw such notice at such time as it shall reasonably determine that the circumstances giving rise to said notice no longer exist.

          (2) ILLEGALITY: TERMINATION OF COMMITMENT. Notwithstanding any other provisions herein, if any Change of Law shall make it unlawful for any Lender
(i) to make a LIBOR interest rate available, or (ii) to maintain LIBOR interest rates hereunder, then, in the former event, any obligation of the Lenders hereunder to make available such unlawful LIBOR interest rate shall forthwith be canceled, and in the latter event, any such unlawful LIBOR Advance then outstanding shall at the option of Agent be converted to a Base Rate Advance pursuant to the terms of this Agreement; PROVIDED, HOWEVER, if any such Change in Law shall permit a LIBOR interest rate until the expiration of the Fixed Rate Term relating thereto, then such permitted LIBOR interest rate shall continue as such until the end of such Fixed Rate Term. In the event any outstanding principal amount to which such LIBOR interest rate is converted to a lower rate in accordance with the foregoing terms and provisions, Borrower shall pay to each Lender, within thirty (30) days following demand accompanied by a certificate of such Lender describing the basis therefor and the calculation thereof, such amount or amounts as may be necessary to compensate such Lender for any loss in connection therewith.

          (3) CHARGES: ILLEGALITY. Upon the occurrence of any event described in Section 2.12(b), Borrower shall pay to each Lender, within thirty (30) days following demand accompanied by a certificate of such Lender describing the basis therefor and the calculation thereof, such amount or amounts as may be necessary to compensate such Lender for any fines, fees, charges, penalties or other amounts payable by such Lender as a result thereof and which are attributable to LIBOR interest rates made available to Borrower hereunder. In determining which amounts payable by any Lender or losses incurred by any Lender are attributable to LIBOR interest rates made available to

Borrower hereunder, any reasonable allocation made by any Lender among its operations, absent manifest error, shall be conclusive and binding upon Borrower.

          (4) CHARGES: CHANGE OF LAW. If, after the date of this Agreement, any Change of Law:

               (1) shall subject any Lender to any tax, duty or other charge with respect to any LIBOR interest rate, or shall change the basis of taxation of payments by Borrower to any Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of taxation on the overall net income of any Lender imposed by the jurisdiction of such Lender's incorporation or by any jurisdiction in which its Applicable Lending Office is located); or

               (2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender; or

               (3)  shall impose on any Lender any other condition;

     and the effect of any of the foregoing is to increase materially the cost to such Lender of making, renewing or maintaining any LIBOR interest rate hereunder or to reduce any amount receivable by such Lender in connection therewith, then Borrower shall, within thirty (30) days following demand accompanied by a certificate of such Lender describing the basis therefor and the calculation thereof, pay to such Lender such amount or amounts as may be necessary to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. Such certificate as to the amount of such increased costs or reduced amounts, delivered by such Lender to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

               (5) CAPITAL REQUIREMENTS. If any Lender shall have determined that any Change of Law regarding capital adequacy which occurs after the Closing Date has or shall have the effect of reducing the rate of return on the capital of such Lender (or any entity controlling such Lender) as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such entity would have achieved but for such Change of Law (taking into consideration such Lender's or such entity's policies with respect to capital adequacy), by an amount deemed by such Lender to be material, then from time to time, within thirty (30) days after demand by such Lender (with a copy to Agent) accompanied by a certificate of such Lender describing the basis therefor and the calculation thereof, Borrower shall pay to such Lender or such entity such additional amounts as shall compensate such Lender or such entity for such reduction. Any such request by a Lender under this Section 2.12(e) shall, in the absence of manifest error, be conclusive and binding on Borrower for all purposes.

     SECTION 1.18. TAXES ON PAYMENTS.

          (1) PAYMENTS FREE OF TAXES. All payments made by Borrower under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes imposed on Agent or any Lender) (with all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter referred to herein as "Taxes"). If any Taxes are required to be withheld from any amounts payable to Agent or any Lender under the Loan Documents, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure. The agreements in this Section 2.13(a) shall survive the termination of this Agreement.

          (2) WITHHOLDING EXEMPTION CERTIFICATES. Each Lender agrees that it will deliver to Borrower and Agent, upon the reasonable request of Borrower or Agent, either (i) a statement that it is incorporated under the laws of the United States of America or a state thereof, or (ii) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

     SECTION 1.19. FUNDING LOSS INDEMNIFICATION. If Borrower shall (a) repay or prepay any portion of a Credit which bears interest determined in relation to LIBOR on any day other than the last day of the Fixed Rate Term therefor (whether an optional prepayment, a mandatory prepayment, a payment upon acceleration or otherwise), (b) fail to borrow any such portion of a Credit for which a Notice of Borrowing has been delivered to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to convert or continue at the LIBOR interest option any portion of a Credit in accordance with a Notice of Conversion or Continuation delivered to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), Borrower shall, within thirty (30) days after demand by such Lender (with a copy to Agent) accompanied by a certificate of such Lender describing the basis therefor and the calculation thereof, reimburse such Lender and hold such Lender harmless for all reasonable costs and losses incurred by such Lender as a result of such repayment, prepayment or failure, to the extent that such costs and losses (x) arise from funding and other contracts entered into, or similar arrangements made, by such Lender to fund any LIBOR portion of any Credit or (y) are incidental to such contracts or other arrangements. Each Lender demanding payment under this Section 2.14 shall deliver to Agent for delivery to Borrower a certificate setting forth the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding on Borrower as to the amount of such loss for all purposes. Calculations of all amounts payable to a Lender under this Section 2.14 shall be made as though that Lender had actually funded each of its relevant LIBOR Advances through the purchase of a deposit of the type described in clause (i) of the definition of LIBOR in an amount equal to the amount of such LIBOR Advance, and having a maturity comparable to the relevant Fixed Rate Term of such LIBOR Advance, whether or not the Lender has funded such LIBOR Advance in such manner. The agreements in this
Section 2.14 shall survive the termination of this Agreement.

     SECTION 1.20. LIMITATION ON REIMBURSEMENT AND INDEMNITY OBLIGATIONS. Notwithstanding any other provision of this Agreement or the other Loan Documents, no Lender shall be entitled to claim, under any of the foregoing Sections 2.12(b), 2.12(c), 2.12(d), 2.12(e), 2.13 and 2.14, any amount arising solely thereunder in respect of the period preceding the date of the relevant demand by more than 360 days.

     SECTION 1.21. AUTHORIZED REPRESENTATIVES. Agent shall be entitled to rely conclusively on the authority of each officer or employee designated as an Authorized Representative in the most current Notice of Authorized Representatives delivered by Borrower to Agent to request borrowings and select interest rate options hereunder, and to give to Agent such other notices as are specified herein as being made through one of Borrower's Authorized Representatives, until such time as Borrower has delivered to Agent, and Agent has actual receipt of, a new written Notice of Authorized Representatives. Agent shall have no duty or obligation to Borrower to verify the authenticity of any signature appearing on any Notice of Borrowing, or any other written notice from an Authorized Representative or to verify the authenticity of any person purporting to be an Authorized Representative giving any telephonic notice permitted hereby.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Agent and the Lenders as follows, which representations and warranties shall survive the execution of this Agreement:
Except as set forth in the Borrower Disclosure Letter (which indicates which sections of this Agreement are qualified by the disclosures set forth therein):

     SECTION 1.22. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect. Each Subsidiary is a corporation, limited liability company or limited partnership, duly organized and existing and in good standing under the laws of the State indicated for such Subsidiary in Section 3.1 of the Borrower Disclosure Letter (or, with respect to Subsidiaries acquired after the date hereof, as indicated on the relevant notice required to be delivered pursuant hereto), and is qualified or licensed to do business and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect. A true and correct list of (i) all names (including any former names) used within the five
(5) years preceding the date of this Agreement by Borrower or any Subsidiary listed in Section 3.1 of the Borrower Disclosure Letter, and (ii) to the best knowledge of Borrower, all names (including any former names) used within the five (5) years preceding the date of this Agreement by any Person acquired by Borrower or any Subsidiary listed in Section 3.1 of the Borrower Disclosure Letter, or any Person all or any substantial portion of the assets of which has been acquired by Borrower or any such Subsidiary, during such period, is set forth in Section 3.1 of the Borrower Disclosure Letter. Except as indicated in the Borrower Disclosure Letter, neither Borrower nor any Subsidiary currently operates under any name other than its true corporate (or other entity) name (indicated, in the case of Borrower, on the signature pages hereto, and in the case of any Subsidiary listed in Section 3.1 of the Borrower Disclosure Letter, in that Section 3.1).

     SECTION 1.23. AUTHORIZATION AND VALIDITY. The Loan Documents to which Borrower or any Subsidiary is or is to become a party have been duly authorized by Borrower or such Subsidiary, and, upon their execution and delivery in accordance with the provisions hereof, will constitute legal, valid and binding agreements and obligations of Borrower or such Subsidiary, as the case may be, enforceable in accordance with their respective terms.

     SECTION 1.24. NO VIOLATION. The execution, delivery and performance by Borrower or any Subsidiary of each of the Loan Documents to which such Person is or is to become a party do not violate any provision of any Governmental Rule, or contravene any provision of the Articles or Certificate of Incorporation, By-Laws or other organizational documents of Borrower or any Subsidiary, or result in a breach of or constitute a default under any one or more contracts, obligations, indentures or other instruments to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound and pursuant to which Borrower or any Subsidiary is obligated to pay in excess of (a) in any one instance, $200,000, or (b) in the aggregate, $2,000,000.

     SECTION 1.25. LITIGATION. There are no pending or threatened actions, claims, investigations, suits or proceedings before any Governmental Authority which could have a Material Adverse Effect.

     SECTION 1.26. CORRECTNESS OF FINANCIAL STATEMENTS. The consolidated financial statements of Borrower dated as of and for the fiscal year ended July 31, 2000 heretofore delivered by Borrower to Agent (a) are complete and correct in all material respects and present fairly the consolidated financial condition of Borrower as of such date; (b) disclose all material consolidated liabilities of Borrower that are required to be reflected or reserved against therein under GAAP, whether liquidated or unliquidated, fixed or contingent; and have been prepared in accordance with GAAP. Since the date of (x) such financial statements, or (y) if applicable, the most recent financial statements delivered to the Lenders pursuant to Section 5.3: (i) there has been no occurrence that has had a Material Adverse Effect, and (ii) neither Borrower nor any Subsidiary has created, or suffered to exist, any Lien with respect to all or any portion of its assets or properties except as permitted by this Agreement.

     SECTION 1.27. OTHER OBLIGATIONS; LIENS. Neither Borrower nor any Subsidiary is in default on any Indebtedness or any other material lease, commitment, contract, instrument or obligation, which default could have a Material Adverse Effect. Neither Borrower nor any Subsidiary is obligated in respect of any Indebtedness, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than (a) the Obligations and the obligations of Guarantors under the Loan Documents, and (b) Indebtedness not prohibited by any provision of
Article VI. Borrower, and each Subsidiary owns good title to each of the assets reflected on the most recent financial statements previously delivered to the Lenders (other than any such assets disposed of in a transaction not prohibited by any of the provisions of Article VI or any other Loan Document after the date of such financial statements), subject to no Liens other than Permitted Liens.

     SECTION 1.28. PERMITS, FRANCHISES. Borrower, and each Subsidiary, possesses, (a) all permits, and will hereafter possess, memberships, franchises, contracts and licenses required, and (b) and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary, to enable it to conduct the business in which it is now engaged without violation of any Governmental Rule or conflict with the rights of others, except where the failure so to possess such items would not have a Material Adverse Effect.

     SECTION 1.29. ERISA. Borrower, and each Subsidiary, is in compliance in all material respects with all applicable provisions of ERISA; neither Borrower nor any Subsidiary has violated any provision of any Plan maintained or contributed to by Borrower or such Subsidiary; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated or contributed to by Borrower or any Subsidiary; Borrower, and each Subsidiary, has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

     SECTION 1.30. ENVIRONMENTAL MATTERS.

          (1) Borrower, and each Subsidiary, is in compliance in all respects with all applicable environmental, hazardous waste, health and safety statutes and regulations (collectively, "Environmental Laws") governing its operations or properties (whether owned, leased or operated), including the Comprehensive Environmental Response, Compensation and Liability Act of 2980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, except to the extent that non-compliance would not have a Material Adverse Effect.

          (2) Each of Borrower and its Subsidiaries has obtained all Governmental Approvals required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such Governmental Approvals would not have a Material Adverse Effect. Each of such Governmental Approvals is in all material respects in full force and effect and each of Borrower and its Subsidiaries is in compliance with the terms and conditions of such Governmental Approvals, and is also in compliance with all other provisions of any applicable Environmental Law or in any Governmental Rule issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply with such provisions would not have a Material Adverse Effect.

          (3) Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on or in respect of its business, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.

          (4) Other than as disclosed to Agent in writing, none of the operations of Borrower or any Subsidiary, or any real property owned, leased or operated by Borrower or any Subsidiary, is the subject of any investigation by any Governmental Authority evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

          (5) Neither Borrower nor any Subsidiary has, in connection with any release of any toxic or hazardous waste or substance into the environment, any contingent liability which would have a Material Adverse Effect.

     SECTION 1.31. INCOME TAX RETURNS. As of the date hereof, neither Borrower nor any Subsidiary has any knowledge of any pending assessments in excess in the aggregate of $100,000 or adjustments of its income tax payable with respect to any year.

     SECTION 1.32. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any of Borrower's or any such Subsidiary's obligations subject to this Agreement to any other obligation of Borrower or such Subsidiary.

     SECTION 1.33. SUBSIDIARIES AND OTHER INVESTMENTS. Borrower owns no stock or equity interest in any Person (directly or indirectly), and holds no debt obligation of any Person, other than (a) accounts receivable arising in the ordinary course of business; (b) stock and equity interests in Persons listed in
Section 3.1 of the Borrower Disclosure Letter or (if acquired after the date hereof) otherwise advised to Agent in writing to the extent required under the provisions hereof, in each case, identifying whether such Subsidiary is wholly owned or, if not, the percentage of the outstanding equity of such Subsidiary owned by Borrower (directly or indirectly); (c) Permitted Investments; or (d) other Investments not prohibited by Section 6.5. As of the date hereof, Section
3.1 of the Borrower Disclosure Letter correctly identifies the address of the chief executive office of Borrower and of each Subsidiary.

     SECTION 1.34. GOVERNMENTAL REGULATION. Neither Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that Borrower's ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

     SECTION 1.35. TRUTH, ACCURACY OF INFORMATION. All financial and other information furnished to Agent or any Lender in connection with this Agreement, taken together (and including the SEC Documents), is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the information furnished, in light of the circumstances under which furnished, not misleading (it being recognized by Agent and the Lenders that projections and forecasts provided by Borrower are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

     SECTION 1.36. USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Credits hereunder are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.1(a), subject to the limitations set forth elsewhere in this Agreement. Borrower will at all time ensure that no portion of the proceeds of any Credit shall be (i) used, directly or indirectly, for any purpose that entails a violation of, or is inconsistent with, or would impose any reporting requirement under, any of the Regulations of the Federal Reserve Board, including Regulations T, U or X, or (ii) secured, directly or indirectly (within the meanings set forth in Regulations T, U and X, as applicable) by any Margin Stock. Borrower will not use any portion of any proceeds of any Credit, directly or indirectly, for any Acquisition other than a Permitted Acquisition.

     SECTION 1.37. GUARANTORS. Each of the Subsidiaries required to execute and deliver a Guaranty pursuant to Section 5.11 has executed its Subsidiary Guaranty and delivered it to the Agent for the benefit of the Agent and the Lenders.


                                   ARTICLE IV
                                   CONDITIONS

     SECTION 1.38. CONDITIONS TO INITIAL EXTENSION OF CREDIT. The obligation of the Lenders to extend the initial credit contemplated by this Agreement (whether the making of an Advance or the issuance of a Letter of Credit) is subject to the fulfillment to Agent's satisfaction of all of the following conditions:

          (1) APPROVAL OF AGENT'S COUNSEL. All legal matters incidental to the extension of credit hereunder shall be satisfactory to counsel for Agent.

          (2) DOCUMENTATION. Agent shall have received, in form and substance satisfactory to Agent, each of the following duly executed:

               (1)  This Agreement, the Revolver Notes and the Swing Line Note;

               (2) a corporate borrowing resolution from Borrower, certified by its Secretary or Assistant Secretary as of the Closing Date;

               (3) authorizing resolutions of the respective boards of directors, partners, members or managers (as applicable) from each Guarantor authorizing the execution and delivery of its Subsidiary Guaranty, certified as of the Closing Date by its Secretary or Assistant Secretary;

               (4) a copy of the charter, as amended and in effect, of Borrower and each Guarantor, certified as of a recent date by the Secretary of State of its jurisdiction of incorporation, and the by-laws or other applicable charter documents of Borrower and each Guarantor as in effect on the Closing Date, certified by the respective Secretaries or Assistant Secretaries of Borrower and the Guarantors as of the Closing Date;

               (5) a good standing certificate and a tax good standing certificate from the Secretary of State (or similar, applicable Governmental Authority) as of a recent date, and, if requested by the Agent, a bring-down certificate by facsimile dated on or about the Closing Date, for Borrower and each Guarantor, of its state of incorporation, and such other jurisdictions as Agent may reasonably request;

               (6) Certificate of Incumbency from Borrower and from each Guarantor;

               (7)  Subsidiary Guaranty executed by each Guarantor;

               (8)  Notice of Authorized Representatives;

               (9) a favorable written opinion (addressed to Agent and the Lenders and dated the Closing Date) of legal counsel to Borrower and each Guarantor, in form and substance satisfactory to the Agent and its counsel, covering such matters relating to Borrower, the Guarantors, this Agreement, the Notes, the Subsidiary Guaranties, the other Loan Documents and the borrowings hereunder, as the Agent may reasonably request;

               (10) a certificate of a Responsible Officer, dated as of the Closing Date, that the conditions set forth in Section 4.1(c), 4.2 (b) and 4.2(c) have been satisfied; and

               (11) the compliance certificate of a Responsible Officer, dated as of the Closing Date, as required pursuant to the definition of Applicable Margin in Section 1.1.

          (3) FINANCIAL CONDITION. Since the date of the most recent financial statements delivered to the Lenders, as of the date hereof, there shall have occurred no Material Adverse Effect.

          (4) FEES AND EXPENSES. Borrower shall have paid all fees and reasonable invoiced costs and expenses then due pursuant to the terms of this Agreement.

          (5) PAYMENT OF AMOUNTS DUE UNDER EXISTING CREDIT AGREEMENT. All amounts, if any, remaining due and unpaid under the Existing Credit Agreement (other than in respect of the Existing Letters of Credit) shall, prior to or concurrently with the initial Advance hereunder, have been paid in full.

          (6) DUE DILIGENCE. Agent and each Lender shall have completed due diligence to its satisfaction, including but not limited to the review of Borrower's five year financial projections.

          (7) BORROWER DISCLOSURE LETTER. The Agent and the Lenders shall have received the Borrower Disclosure Letter, which shall be satisfactory to each of them in form and substance.

     Without prejudice to any of the rights or remedies of Agent and the Lenders in respect of any Default or Event of Default (and subject to the terms of any waiver executed in connection with the initial Advance), the initial extension of credit by the Lenders pursuant to this Agreement shall be deemed to be an acknowledgment by the Lenders and Agent that the conditions set forth in this
Section 4.1 have been fulfilled to Agent's satisfaction.

     SECTION 1.39. CONDITIONS TO EACH EXTENSION OF CREDIT. The obligation of the Lenders to make each Advance (other than an Advance in respect of a draw under a Letter of Credit) or issuance of a Letter of Credit requested by Borrower hereunder shall be subject to the fulfillment, to Agent's reasonable satisfaction, of all of the following conditions:

          (1) NOTICE OF BORROWING. Agent shall have received a completed Notice of Borrowing as and when required under Section 2.4.

          (2) ABSENCE OF DEFAULTS. On each such date, no Default or Event of Default shall have occurred and be continuing immediately prior to giving effect to such Advance or shall exist immediately after giving effect to such Advance.

          (3) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall be true and correct in all material respects on and as of the date of the signing of this Agreement and on the date of each such extension of credit by the Lenders pursuant hereto (except to the extent such representations or warranties are conditioned by reference to a specific date, in which case they shall be true and correct in all material respects as of such date), with the same effect as though such representations and warranties had been made on and as of each such date.

     Borrower's delivery of any Notice of Borrowing, any Notice of Conversion/Continuation, or any request for a Swing Line Advance or for issuance of a Letter of Credit, shall be deemed Borrower's representation and warranty that, as of the date of notice or request and as of the date of the requested Advance (including any issuance of a Letter of Credit), each of the foregoing conditions shall be satisfied.


                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

         Borrower covenants that so long as the Lenders remain committed to extend credit to Borrower pursuant to the terms of this Agreement or any payment Obligations remain outstanding, and until payment in full of all such outstanding payment Obligations (including, without limitation, the cancellation, termination or cash collateralization as provided herein of all outstanding Letters of Credit), Borrower shall, and shall cause each Subsidiary to, unless Majority Lenders shall otherwise consent in writing:

     SECTION 1.40. PUNCTUAL PAYMENTS. Punctually pay all interest, principal, fees and other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Agent, the amount by which the outstanding principal balance of the Revolving Reducing Line of Credit (including the Swing Line) at any time exceeds Loan Availability.

     SECTION 1.41. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of any Lender, at any reasonable time and upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or any Subsidiary.

     SECTION 1.42. FINANCIAL STATEMENTS. Provide to Agent and each Lender all of the following, in form and detail reasonably satisfactory to Agent:

          (1) not later than ninety (90) days after and as of the end of each fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP (to include balance sheet, statement of income, statement of cash flows and statement of shareholders' equity), together with an unqualified opinion of an independent certified public accountant of national or regional reputation;

          (2) not later than forty-five (45) days after and as of the end of each fiscal quarter, consolidated financial statements of Borrower prepared in accordance with GAAP (to include balance sheet, statement of income and statement of cash flows), certified as complete and correct in all material respects by a senior financial officer of Borrower, together with a comparison of Borrower's actual financial condition for said fiscal quarter to that of the same fiscal quarter in the immediately preceding fiscal year;

          (3) within 10 days after delivery of the financial statements as and when required to be delivered pursuant to Section 5.3(a) and 5.3(b) a compliance certificate substantially in the form of EXHIBIT H hereto, certified by a senior financial officer of Borrower, which includes (i) calculations confirming Borrower's compliance with all financial covenants contained in Section 5.6 as of the date of the most recent balance sheet included in such financial statements, and (ii) a certification to the effect that, as of the end of such fiscal quarter, no Default or Event of Default had occurred and was continuing (or, if any Default or Event of Default was then continuing, a description of such Default or Event of Default and of the action that Borrower proposes to take, or cause to be taken, in connection therewith);

          (4) not later than seventy-five (75) days after the end of each fiscal year, projections of consolidated financial statements for Borrower's subsequent fiscal year; and

          (5) from time to time such other information as Agent or any Lender may reasonably request (provided that Borrower shall not be required to deliver information the delivery of which would violate any confidentiality requirements imposed by law or contract (provided that such contractual requirements were not entered into principally to prevent disclosure to Agent or the Lenders), except where such delivery would be permitted subject to an agreement by Agent and the Lenders to treat such information confidentially and Agent and the Lenders agree to comply with such requirements of confidentiality).

     Delivery by Borrower of its Annual Report on Form 10-K with respect to any fiscal year shall be deemed to satisfy the requirements of Section 5.3(a) for such year (provided that the included opinion of independent certified public accountants is unqualified and that such Annual Report otherwise complies with the requirements of applicable regulations); and delivery by Borrower of its Quarterly Report on Form 10-Q for any fiscal quarter shall be deemed (i) unless otherwise noted at the time by Borrower, to constitute a certification by Borrower that the financial statements included therein with respect to the most recently completed fiscal quarter are complete and correct in all material respects and (ii) to satisfy the requirements of Section 5.3(b) for such quarter (provided that the certification described in the foregoing clause (i) is deemed made as provided therein and that such Quarterly Report otherwise complies with the requirements of applicable regulations).

     SECTION 1.43. COMPLIANCE. Maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business in substantially the manner in which it is conducted as of the date hereof; conduct its business in an orderly and regular manner; and comply with the provisions of all documents pursuant to which Borrower or any Subsidiary is organized or which govern Borrower's or any Subsidiary's continued existence and with the requirements of all Governmental Rules, or any Governmental Authority, applicable to Borrower or any Subsidiary, its business, or any real property owned, leased or operated by it; except, in the case of any of the foregoing, where the failure to do so would not have a Material Adverse Effect.

     SECTION 1.44. FACILITIES. In a manner consistent with prudent business practices and subject to Section 6.2(c), keep all properties of Borrower and each Subsidiary useful or necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 1.45. FINANCIAL COVENANTS. Maintain the financial condition (or results, as the case may be) of Borrower on a consolidated basis as follows (using GAAP consistently with prior practices, except to the extent otherwise provided herein):

          (1) As of the last day of each fiscal quarter for the period of the fiscal quarter ending on such date and the immediately preceding three fiscal quarters, a ratio of Funded Debt to EBITDA not greater than:

     for the period from the Closing Date       3.00 to 1.00
     through 02/28/2003

     03/01/2003 through 02/29/2004              2.50 to 1.00

     03/01/2004 through 02/28/2005              2.25 to 1.00

     03/01/2005 though Maturity Date            2.00 to 1.00

          (2) Profitable operations (after tax, but without deduction of non-recurring non-cash expenses other than any one time charges permitted to be taken in such period as a consequence of a change in GAAP) for every period of two consecutive fiscal quarters, determined as of the last day of each fiscal quarter for the period consisting of the fiscal quarter ending on such date and the immediately preceding fiscal quarter.

          (3) Leverage Ratio not greater than 2.50 to 1.00 as of the end of each fiscal quarter.

          (4) As of the last day of each fiscal quarter for the period of the fiscal quarter ending on such date and the immediately preceding three fiscal quarters, an Interest Coverage Ratio of not less than 3.00 to 1.00.

     SECTION 1.46. NOTICE TO AGENT. Promptly (but in no event more than ten (10) days after a Responsible Officer has knowledge of the occurrence of each such event or matter) give written notice to Agent in reasonable detail of:

          (1) the occurrence of any Default other than one arising from the failure to pay money due to Agent or any Lender hereunder (PROVIDED that no such notice shall be required to be given if, prior to the expiration of such 10-day period (i) such Default is cured or (ii) Agent or any Lender has notified Borrower in writing of the existence of such Default);

          (2) any change in the name of Borrower or any Guarantor or any material change in the organizational structure of Borrower or any Guarantor that requires or involves an amendment to its charter documents;

          (3) any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the property of Borrower or any Subsidiary, if such loss (i) is in excess of $l,000,000 in any one case or (ii) together with all other such losses during any one fiscal year, would cause the aggregate amount of such losses to exceed $5,000,000;

          (4) (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or to the knowledge of Borrower or any Subsidiary, threatened against Borrower or any Subsidiary or any of their respective Properties pursuant to any applicable Environmental Laws, and all other Environmental Claims if any of the foregoing, individually or in the aggregate, would have a Material Adverse Effect, and (iii) to the knowledge of Borrower or any Subsidiary any environmental or similar condition on any real property adjoining or in the vicinity of the property of Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

          (5) all legal, arbitration or investigatory proceedings, and of all proceedings by or before any Governmental Person, and any material development in respect of any such proceedings, affecting Borrower or any of its Subsidiaries, except proceedings which, if adversely determined, would not either have a Material Adverse Effect or result in liability to Borrower or any Subsidiary in excess of $1,000,000; without limiting the generality of the foregoing, Borrower will give to the Agent and each Lender notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and notice of any alleged violation of or noncompliance with any Environmental Laws of any Governmental Approvals under Environmental Laws other than any Environmental Claim or alleged violation which, if adversely determined, would not have a Material Adverse Effect;

          (6) the incurrence of any contractual obligation of Borrower or any Subsidiary with respect to any Acquisition if with respect to such Acquisition information would be required to be delivered to Agent and the Lenders pursuant to Section 6.2(b)(iii); and

          (7) any material change in accounting policies or financial reporting practices.

     SECTION 1.47. INDEMNITY OF GUARANTORS. Indemnify and hold harmless each Guarantor from and against any liability (in the form of indebtedness repaid to the Lenders in respect of the Obligations, including (if applicable) by way of foreclosure under any security agreement at any time hereafter executed by such Guarantor for the benefit of the Lenders) in excess of the benefit realized by such Guarantor from the proceeds of Advances under the Revolving Reducing Line of Credit, the issuance of Letters of Credit or under the Credits described in the Existing Credit Agreement. As between and among Borrower and Guarantors, Borrower and the other Guarantors shall be responsible to reimburse each Guarantor in respect of amounts paid by such Guarantor under its guaranty of the Obligations to the end that Borrower, and each Guarantor, ultimately bears the burden of payment of its respective share of the Obligations.

     SECTION 1.48. INSURANCE COVERAGE. Maintain, or cause to be maintained, for itself and its Subsidiaries, insurance against loss, damage and other risks of the kinds customarily insured against by Persons similarly situated, with reputable insurers, in such amounts, and with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than the amounts generally maintained by other Persons engaged in businesses comparable to those engaged in by Borrower and its Subsidiaries. From time to time, upon the written request of Agent, Borrower shall deliver to Agent insurance certificates evidencing the coverages maintained by Borrower.

     SECTION 1.49. TAXES. Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. SECTION 1.1.

     SECTION 1.50. SUBSIDIARY GUARANTIES. Borrower shall cause each Subsidiary that at any time has either assets with a fair market value in excess of $100,000, or revenues in any fiscal year in excess of $100,000 to execute and delivery a Subsidiary Guaranty and shall deliver or cause to be delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as are consistent with those required to be delivered on the Closing Date as to each Guarantor pursuant to Section 4.1.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

     Borrower further covenants that so long as the Lenders remain committed to extend credit to Borrower pursuant to the terms of this Agreement or any payment Obligations remain outstanding, and until payment in full of all such outstanding payment Obligations (including, without limitation, the cancellation, termination or cash collateralization as provided herein of all outstanding Letters of Credit), Borrower will not, and will not permit any Subsidiary to, without the prior written consent of Majority Lenders:

     SECTION 1.51. USE OF FUNDS. Use any of the proceeds of any of the Credits except for the purposes stated in Article II with respect to the relevant Credit.

     SECTION 1.52. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Subject to the last sentence of this Section 6.2:

          (1)  Merge with or into, or consolidate with, any other Person, except
(i) in a transaction complying with Section 6.2(b) in which Borrower or the relevant Subsidiary is the surviving Person (or, in the case of a transaction complying with Section 6.2(b) involving the merger or consolidation of a Subsidiary, in which the surviving Person becomes a Guarantor and, no later than five (5) Business Days following the effective date of such merger or consolidation, executes and delivers to Agent a Subsidiary Guaranty, PROVIDED, HOWEVER, that Borrower shall not become a subsidiary of any other Person; or
(ii) in a transaction (A) between Borrower and one or more Subsidiaries (provided that Borrower is the surviving Person) or (B) among Subsidiaries (PROVIDED that the Subsidiary that is the surviving Person is a Guarantor or, if such Subsidiary will meet the definition of "Guarantor" as a result of such merger, on or before the date of such Transfer has executed and delivered to Agent a Subsidiary Guaranty); or

          (2) acquire all or substantially all of the capital stock, or all or any substantial portion of the assets (if such assets represent an ongoing business), of any other Person (other than from Borrower or a Subsidiary), or become contractually obligated to do so, unless:

               (1) Borrower's Board of Directors has determined in its reasonable business judgment that such Acquisition would lead to efficiencies or synergies with the business of Borrower or any of its Subsidiaries;

               (2) a Responsible Officer of Borrower shall have certified to Agent and the Lenders that, with respect to any Acquisition, both immediately prior to and after the closing of such Acquisition, and in each case, determined on a pro forma basis as of the last day of the most recent fiscal quarter for the applicable fiscal periods required under Section 5.6 and as if such Acquisition had occurred immediately prior to the beginning of such applicable period, (A) Borrower is in compliance with each of the financial covenants contained in Section 5.6, and (B) no consent of the Lenders for such Acquisition is required; consent of all of the Lenders for any Acquisition is required, except for any Acquisition (x) for which, on a pro forma basis, as of the last day of the most recent fiscal quarter for the four fiscal quarter period ending on such date, the ratio of Funded Debt to EBITDA is less than 1.00 to 1.00, or (y) if such ratio of Funded Debt to EBITDA for such period is greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00, the aggregate consideration (whether in cash, stock or other property or by means of assumption of liabilities) for such Acquisition is not greater than $75,000,000, or (z) if such ratio of Funded Debt to EBITDA for such period is greater than or equal to 2.00 to 1.00 (but otherwise complies with the requirements of Section 5.6(a), the aggregate consideration (whether in cash, stock or other property or by means of assumption of liabilities) for such Acquisition is not greater than $35,000,000; and

               (3) if such Acquisition (A) would require the consent of the Lenders or (B) involves the payment by Borrower or the acquiring Subsidiary of aggregate consideration (whether in cash, stock or other property or by means of assumption of liabilities) of (y) $20,000,000 or more if such Person is engaged in substantially the same line of business as are Borrower and the Subsidiaries as of the Closing Date or (z) $10,000,000 if such Person is not engaged in substantially the same line of business as are Borrower and the Subsidiaries as of the Closing Date (including any Person that would become a Vehicle Auction Finance Subsidiary): Borrower shall have delivered to Agent, no later than five (5) Business Days prior to the closing thereof, notice and a description of such Acquisition and (unless Majority Lenders have waived delivery thereof, based on such other information as may have been provided to the Lenders with respect to such Acquisition) calculations, based on pro forma financial statements of Borrower as of the end of the most recently completed fiscal quarter of Borrower giving pro forma effect to such Acquisition as of such date, establishing that the requirements of the foregoing clause (ii) will be met; or

     (3) Sell, lease, transfer or otherwise dispose of (any such action, a "Transfer") (A) all or substantially all of the assets of Borrower or any Significant Guarantor, or (B) except in the ordinary course of business and for fair and reasonable consideration, any substantial or material part of the assets of Borrower and the Subsidiaries, considered as a whole; PROVIDED, HOWEVER, that this Section 6.2(c) shall not prohibit (1) Transfers in connection with the creation of operating leases or Capital Leases not prohibited by
Section 6.4 or 6.7; (2) Transfers by any Subsidiary (other than a Transfer of all or substantially all of the assets of a Significant Guarantor) to Borrower or to another Subsidiary that is a Guarantor or if such Subsidiary will meet the definition of "Guarantor" as a result of such Transfer, on or before the date of such Transfer has executed and delivered to Agent a Subsidiary Guaranty; or (3) Transfers constituting a dividend or other distribution permitted under Section 6.6 hereof. In the event that any Transfer permitted under this Section 6.2(c) shall cause a Subsidiary to no longer fall within the definition of a "Guarantor", Agent and the Lenders shall take such steps as may be necessary to release such Guarantor from its obligations to Agent and the Lenders hereunder and under any Subsidiary Guaranty.

     If any of the transactions otherwise permitted under this Section 6.2 would involve, at a time when a Default or Event of Default has occurred and is continuing, (i) the merger into Borrower or another Subsidiary of a Significant Guarantor, (ii) the Transfer of all or substantially all of the assets of a Significant Guarantor to Borrower or another Subsidiary, or (iii) the liquidation or dissolution of a Significant Guarantor, Borrower shall first obtain the prior written consent of the Majority Lenders, which consent shall be withheld only if the Majority Lenders determine, in the reasonable exercise of their discretion, that such transaction would materially adversely affect the prospect of the Credits being repaid in full when due. Nothing in the foregoing sentence shall limit the requirement for consent of all of the Lenders to any transaction under Section 6.2 if such consent would otherwise be required.

     SECTION 1.53. GUARANTEES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise(collectively, "Guarantee") for any liabilities or obligations of any other Person (including Guarantees by Borrower of any obligations of Subsidiaries) EXCEPT (a) such Guarantees as are required by this Agreement; (b) Guarantees of obligations of Borrower or any Subsidiary, if the obligation so guarantied is not prohibited by the other provisions of this Article VI, either as a Guarantee obligation of Borrower or such Subsidiary or assuming that such Guarantee obligation were the direct obligation of Borrower or such Subsidiary, and (c) other Guarantees not exceeding $l,000,000 in the aggregate at any time.

     SECTION 1.54. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

          (1) the Obligations and the obligations of Guarantors under the Loan Documents;

          (2) Indebtedness incurred to any Person from whom the capital stock or all or any substantial portion of the assets (if such assets represent an ongoing business) of a Person are acquired in a Permitted Acquisition, in an amount not in excess of the purchase price thereof, PROVIDED that (i) such Indebtedness is either unsecured or, if secured, is secured only by the capital stock or assets so acquired or if such Person is acquired pursuant to a stock acquisition, any assets of such Person (and the proceeds thereof), and (ii) both immediately before and immediately following the incurrence of such obligation, there shall not exist and be continuing any Default or Event of Default;

          (3)  Subordinated Debt;

          (4)  Indebtedness to Borrower or any Guarantor;

          (5) Indebtedness of a Subsidiary created prior to the time such Person was acquired directly or indirectly by Borrower, PROVIDED that such Indebtedness was not created in anticipation of such acquisition;

          (6) non-recourse Indebtedness incurred to finance the acquisition or improvement of real property or the acquisition of equipment (other than equipment which is not part of the trucking fleet of Borrower or any Subsidiary that is or could become inventory of Borrower or any Subsidiary), in a principal amount not in excess of the purchase price thereof, PROVIDED that such Indebtedness is incurred within one year of the initial acquisition of such real property or equipment (or, in the case of improvements, within one year of the construction thereof) by Borrower or any Subsidiary and is secured by Liens limited to (i) such real property (including improvements and fixtures) and the rents, issues and profits thereof or (ii) such equipment (and nonmaterial accessions), as the case may be, and the proceeds thereof;

          (7) other liabilities of Borrower or any Subsidiary shown on Borrower's financial statements as of July 31, 2000;

          (8)  Indebtedness listed in the Borrower Disclosure Letter;

          (9) to the extent that the aggregate amount of all Indebtedness incurred pursuant to this Section 6.4(i) does not exceed at any time ten percent (10%) of Borrower's Net Worth:

               (1) Indebtedness (not otherwise permitted under the preceding paragraphs of this Section 6.4 or under paragraph (j) below as an extension, refunding, refinancing, amendment or modification of Indebtedness so otherwise permitted) incurred to finance the acquisition of real property or equipment (other than equipment which is not part of the trucking fleet of Borrower or any Subsidiary that is or could become inventory of Borrower or any Subsidiary) or other fixed assets (other than in connection with the acquisition of all or any substantial portion of the assets, if such assets represent an ongoing business, of any Person), including Capital Leases and other leases constituting Indebtedness; PROVIDED that the principal amount of such Indebtedness (A) does not exceed in any case the purchase price of such asset, (B) is either unsecured or is secured by Liens that are limited to such asset and the proceeds thereof, and (C) is incurred within one year of the initial acquisition of such asset by Borrower or any Subsidiary; or

               (2) Indebtedness, not otherwise permitted under the foregoing provisions of this Section 6.4 or under paragraph (j) below as an extension, refunding, refinancing, amendment or modification of Indebtedness so otherwise permitted, the amount of which does not exceed $10,000,000 in the aggregate at any one time;

          (10) Indebtedness permitted pursuant to Section 6.12; and

          (11) extensions, refundings, refinancings, amendments or modifications of any of the foregoing, provided that (i) the principal amount thereof is not increased; and (ii) if any Lien is otherwise permitted to secure such original Indebtedness, no Lien securing such Indebtedness is extended to property not theretofore securing such Indebtedness.

     For purposes of this Section 6.4, the "principal amount" or "amount" of a lease under which the lessee is treated as the owner of the leased property for tax purposes shall be determined as if such lease were a Capital Lease.

     SECTION 1.55. LOANS, ADVANCES, INVESTMENTS.

          (1) Make any loans or advances to, or otherwise acquire any Indebtedness of, or acquire any equity interest or any option or warrant to acquire any equity interest in, any Person (collectively, "Investments"; PROVIDED, HOWEVER, that the term "Investments" shall not include obligations owed to Borrower or any Subsidiary by customers or suppliers arising from Borrower's or such Subsidiary's payment, in the ordinary course of business, of towing, storage and other expenses associated with services rendered by Borrower or such Subsidiary, that are subject to "netting" arrangements that provide for settlement of the net outstanding obligations between Borrower or such Subsidiary and such customer or supplier when the net obligation owed by one to the other reaches a specified level), other than:

               (1)  Permitted Investments;

               (2) Investments in Subsidiaries (provided that if such Subsidiary will meet the definition of "Guarantor" as a result of such Investment, on or before the date of such Investment such Subsidiary has executed and delivered to Agent a Subsidiary Guaranty; or

               (3) the acquisition of the capital stock of a Person in a transaction complying with Section 6.2(b) (and, if applicable, Section 6.2(a)); or

          (2) without limiting the foregoing paragraph (a), organize any Subsidiary unless, within five (5) Business Days after the incorporation or other formation thereof:

               (1)  Borrower gives Agent written notice thereof, and

               (2) if such Subsidiary meets the definition of "Guarantor", Borrower causes such Subsidiary to execute and deliver to Agent a Subsidiary Guaranty.

     SECTION 1.56. DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on the stock of Borrower or (except to Borrower or another Subsidiary) any Subsidiary now or hereafter outstanding; nor redeem, retire, repurchase or otherwise acquire any shares of any class of the stock of Borrower or any Subsidiary (other than such as may be owned by Borrower or another Subsidiary), or any options, warrants or other rights to acquire any such security, now or hereafter outstanding; PROVIDED, HOWEVER, that (a) Borrower may pay dividends on its capital stock in its own capital stock and (b) Borrower may pay dividends to its shareholders in cash or repurchase shares of its outstanding capital stock

(collectively, "Cash Distributions"), PROVIDED that the aggregate amount of all Cash Distributions paid on or after July 31, 2000, shall not exceed the lesser of (x) that amount equal to fifty percent (50%) of Borrower's cumulative retained earnings (such retained earnings to be determined as of the end of the most recently completed fiscal quarter preceding each Cash Distribution and as if no Cash Distributions had been paid since July 31, 2000, and (y) $50,000,000; and PROVIDED FURTHER that (i) Borrower shall not declare any Cash Distribution if, as of the date of declaration thereof, (A) any Default or Event of Default has occurred and is continuing or (B) (determined as of the most recent Quarterly Date, as if such Cash Distribution had been effected on such Quarterly
Date) would exist after giving effect thereto, and (ii) Borrower shall not effect any Cash Distribution at any time that there has occurred and is continuing any Default or Event of Default.

     SECTION 1.57. LIENS. Create, incur, assume, suffer or permit to exist any Lien on all or any portion of the assets of Borrower or any Subsidiary, real or personal, now owned or hereafter acquired, except for (a) Liens required by this Agreement or the other Loan Documents; (b) Liens (i) existing as of the date hereof and (ii) disclosed in the Borrower Disclosure Letter; (c) Permitted Liens described in clauses (i) through (v) of the definition of Permitted Liens; (d) the Liens of lessors under Capital Leases or other leases constituting Indebtedness entered into in compliance with Section 6.4 by the primary obligor;
(e) Liens, granted securing Indebtedness incurred by such Person in compliance with Section 6.4(b), (f) and (i)(i) and complying with the requirements thereof;
(f) Liens on tangible assets (including nonmaterial accessions thereto) other than inventory, and the proceeds thereof, that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on tangible assets of any corporation that existed at the time it becomes a Subsidiary, PROVIDED that such transaction is effected in compliance with Section 6.2); (g) Liens (other than those described in any of the foregoing clauses of this Section 6.7)
(i) upon or in any tangible assets other than inventory) acquired or held by Borrower or any Subsidiary in a transaction not prohibited by any provision of this Article VI, and (ii) securing the purchase price of such assets or Indebtedness, incurred solely for the purpose of financing the acquisition of such asset, PROVIDED that the Indebtedness so secured is permitted, and is permitted to be secured, under Section 6.4 and PROVIDED FURTHER that the Lien is confined solely to the asset so acquired (and (x) in the case of real property, related improvements and fixtures and the rents, issues and profits thereof, or
(y) in the case of equipment, nonmaterial accessions thereto) and proceeds thereof; (g) Liens not otherwise permitted by the foregoing clauses of this
Section 6.7 or under the following clause (h) with respect to a Lien so otherwise permitted, PROVIDED that the aggregate amount of the Indebtedness or other obligations secured thereby does not exceed at any time $10,000,000; or
(h) Liens securing the extension, renewal or refinancing of the Indebtedness secured by Liens (other than Liens identified in the Borrower Disclosure Letter as to be satisfied) previously existing in compliance with this Section 6.7, PROVIDED that such Lien is limited to the property theretofore encumbered by such Lien and the principal amount of the Indebtedness so extended, renewed or refinanced is not increased. For purposes of this Section 6.7, the "principal amount" or "amount" of a lease under which the lessee is treated as the owner of the leased property for tax purposes shall be determined as if such lease were a Capital Lease.

     SECTION 1.58. NO NEGATIVE PLEDGES. Enter into or suffer to exist, in favor of any Person other than Agent and the Lenders, any agreement that prohibits or conditions the creation or assumption of any Lien upon any of its property or assets except those in favor of such Person if such agreement would prohibit the granting of a security interest to Agent on behalf of the Lenders as security for the Obligations of Borrower and any of the Guarantors, except for limitations prohibiting or conditioning the creation or imposition of Liens on property or assets subject to a consensual Permitted Lien in favor of such Person.

     SECTION 1.59. TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, the lease, purchase, sale, or exchange of real or personal property or the rendering of any service, with any Affiliate, except any such transaction which, considered together with any series of transactions of which such transaction is a part, is upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than those which would obtain in a comparable arm's-length transaction with a Person not an Affiliate, PROVIDED that the foregoing shall not apply to compensation of employees, officers and directors so long as a disinterested majority of the board of directors (or the compensation committee of the board of directors) of Borrower (or the Subsidiary, as the case may be) approves such compensation.

     SECTION 1.60. CHANGE IN NATURE OF BUSINESS. Other than pursuant to a Permitted Acquisition, engage in, or permit any of the Subsidiaries to engage in, business other than the businesses engaged in on the Closing Date and any businesses substantially similar, substantially related or incidental thereto; PROVIDED, HOWEVER, that the primary business of Borrower and the Subsidiaries, considered as a single enterprise, shall remain at all times the processing and sale of vehicles, principally through auctions.

     SECTION 1.61. PREPAYMENT. Other than with respect to the Credits hereunder, prepay Indebtedness, including any Subordinated Debt, debt for borrowed money or debt secured by any Permitted Lien, or any indebtedness in respect of any lease, or enter into or modify any agreement the result of which is to advance any scheduled payment date of such obligations in any fiscal year, in the aggregate in excess of $10,000,000.

     SECTION 1.62. SALE/LEASEBACKS. Enter into or suffer to exist any sale and leaseback agreement covering any of its properties or assets, whether now owned or hereafter acquired, pursuant to which Borrower or any Subsidiary will, directly or indirectly, become or remain liable as a lessee or as a guarantor or other surety unless the aggregate amount of all such Indebtedness outstanding at any one time is $10,000,000 or less.


                                   ARTICLE VII
                                EVENTS OF DEFAULT

     SECTION 1.63. EVENTS OF DEFAULT. The occurrence of any of the following (for whatever reason, and whether voluntarily or involuntarily, by operation of law or otherwise) shall constitute an "Event of Default" under this Agreement:

          (1)  Borrower, or any Guarantor, shall fail to pay:

               (1) the outstanding principal of the Revolving Reducing Line of Credit and other Obligations due and payable on the Maturity Date;

               (2) the principal amount of any Advance due on any date other than the Maturity Date when due (PROVIDED that such amount has continued unpaid for at least five days after notice by Agent, if, as of the relevant due date, adequate funds to pay such amount were not on deposit in the deposit accounts subject to the automatic debit arrangement provided for under Section 2.7(a));

               (3) interest on any Advance, within five days after such interest shall have become due (provided such amount has continued unpaid for at least five days after notice by Agent, if, as of the relevant due date, adequate funds to pay such amount were not on deposit in the deposit accounts subject to the automatic debit arrangement provided for under
     Section 2.7(a));

               (4) any amount payable under any of Sections 2.12(b), 2.12(c), 2.12(d), 2.12(e), 2.13 and 2.14 when due; or

               (5) any other amount payable by Borrower or any Guarantor under this Agreement or any other Loan Document within thirty (30) days after Borrower or Guarantor, as the case may be, shall have received notice from Agent or the relevant Lender demanding payment thereof and setting forth in reasonable detail the basis for demanding payment and the calculation of the amount so payable.

          (2) Any representation or warranty made by Borrower or any Guarantor hereunder or under any other Loan Document shall fail to be true and correct in all material respects when made or deemed made.

          (3) Any default by Borrower or any Subsidiary in the performance or observance of or compliance with any obligation, agreement or other provision contained herein (other than those referred to in Section 7.1(a) or 7.1(b)) which by its nature cannot be cured or remedied, or which, if it can by its nature be cured or remedied, shall continue uncured or unremedied, as the case may be, for a period of thirty (30) days after a Responsible Officer first becomes aware (or should have become aware) of such default (whether by notice from Agent or otherwise).

          (4) (i) (A) Any default in the payment by Borrower or any Subsidiary when due of any amount due under any Indebtedness (whether by acceleration or otherwise) to any Person if such default continues uncured beyond the expiration of any applicable grace or cure period(s), or (B) any default other than a payment default by Borrower or any Subsidiary under any Indebtedness if the effect of such default is to accelerate such Indebtedness, or to give the holders of such Indebtedness, or any trustee or other representative thereof, the right to accelerate the Indebtedness, and (ii) the amount of such Indebtedness exceeds (A) in any instance, $3,000,000, or (B) in the aggregate, $5,000,000.

          (5) Any default, whether or not involving the payment of money, under any operating lease or other obligation of Borrower or any Subsidiary not constituting Indebtedness, if as a result thereof such operating lease or obligation is accelerated or terminated, and the aggregate payments due in respect of such acceleration or termination exceed (i) in any instance, $3,000,000, or (ii) in the aggregate, $5,000,000.

          (6) Any default in the performance by Borrower or any Guarantor of any obligation, or any defined event of default, under any of the Loan Documents other than this Agreement, which by its nature cannot be cured or remedied, or which, if it can by its nature be cured or remedied, shall continue uncured or unremedied, as the case may be, for a period of thirty (30) days after a Responsible Officer first becomes aware (or reasonably should have become aware) of such default (whether by notice from Agent or otherwise).

          (7) The filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary; or the entry of a judgment against Borrower or any Subsidiary; in each case, with respect to an obligation to pay money of in excess of $250,000, and which shall (i) have remained unsatisfied and in effect for sixty (60) consecutive days without having being vacated, discharged or satisfied, or stayed or bonded pending appeal or (ii) resulted in a notice of intended sale having been delivered in respect of any properties or assets of Borrower or any Subsidiary.

          (8) Borrower or any Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; or Borrower or any Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Guarantor and remains undismissed for a period of sixty
(60) consecutive days; or Borrower or any Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

          (9) The dissolution or liquidation of Borrower; or Borrower or its directors or stockholders shall take action seeking to effect the dissolution or liquidation of Borrower.

          (10) (i) Any material provision of any Loan Document shall cease to be in full force and effect, or Borrower or any Guarantor shall disclaim any liability thereunder or purport to revoke such Loan Document; or (ii) any Obligation (or any obligation of any Guarantor under any

Loan Document) shall be subordinated to any other obligation of Borrower or any Guarantor, for any reason.

          (11) Borrower shall fail to pay when due an amount or amounts aggregating in excess of $3,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having Unfunded Pension Liabilities in excess of $3,000,000 shall be filed under Title IV of ERISA, or the PBGC shall institute proceedings under Title IV of ERISA to terminate a Plan or Plans, having aggregate Unfunded Pension Liabilities in excess of $3,000,000 or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against any such person to enforce Section 515 of ERISA to collect contributions in excess of $3,000,000; or a condition shall exist by reason of which the PBGC would be entitled under Section 4042 of ERISA to obtain a decree adjudicating that a Plan or Plans having aggregate Unfunded Pension Liabilities in excess of $3,000,000 must be terminated.

          (12) The occurrence of a Material Adverse Effect, or the determination by all of the Lenders that one or more conditions exist or events have occurred that is reasonably likely to result in a Material Adverse Effect.

          (13) The occurrence of a Change in Control.

     SECTION 1.64. REMEDIES. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 7.1(h)) and at any time thereafter during the continuance of such Event of Default, Agent may, with the consent of the Majority Lenders, or shall, upon instructions from the Majority Lenders, by written notice to Borrower, (a) terminate the obligations of the Lenders to make Advances under the Revolving Reducing Line of Credit and to issue Letters of Credit under the Letter of Credit Facility, or (b) declare all indebtedness of Borrower under the Loan Documents to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 7.1(h), immediately and without notice, (i) the obligations, if any, of the Lenders to extend any further credit hereunder (including in respect of the Swing Line) shall automatically cease and terminate, and (ii) all indebtedness of Borrower under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Agent may exercise any other right, power or remedy granted to it or the Lenders under any Loan Document or permitted to it or the Lenders by law, either by suit in equity or by action at law, or both, or as otherwise permitted under applicable law. Immediately after taking any action under this Section 7.2, Agent shall notify each Lender of such action.


                                  ARTICLE VIII
                      THE AGENT AND RELATIONS AMONG LENDERS

     SECTION 1.65. APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent under the Loan Documents with such powers as are expressly delegated to Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities except those expressly set forth in any Loan Document, and Agent shall neither be a trustee for any lender nor have any fiduciary duty to any Lender. No implied covenants, functions, responsibilities, duties or obligations shall be read into any Loan Document or otherwise exist against Agent. Notwithstanding anything to the contrary contained herein, Agent shall not be required to take any action which is contrary to any Loan Document or applicable law. Neither Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower contained in any Loan Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or (if applicable) any collateral at any time hereafter securing the Obligations or the obligations of any Guarantor or for any failure by Borrower or any Guarantor to perform its respective obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Agent nor any of its directors, officers, employees or agents shall be responsible to any Lender for any action taken or omitted to be taken by it or them under any Loan Document or in connection therewith, except for its or their own gross negligence or wilful misconduct. Except as otherwise provided under this Agreement, Agent shall take such action with respect to the Loan Documents as shall be directed by the Majority Lenders.

     SECTION 1.66. RELIANCE BY AGENT. Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy, or telex) or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by or on behalf of the proper person or persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent with reasonable care. As to any matters not expressly provided for by this Agreement, Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     SECTION 1.67. DEFAULTS. Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless Agent has received a notice from a Lender or Borrower, referring to this Agreement, describing such Default, and stating that such notice is a "Notice of Default"; PROVIDED, HOWEVER, that Agent shall be deemed to have knowledge and notice of a Default if Agent, in its capacity as a Lender, has knowledge or notice of such Default. If Agent receives such a notice of the occurrence of a Default, Agent shall give prompt notice thereof to the Lenders. Subject to Section 9.4 and to the fourth sentence of
Section 8.1, Agent shall take such action with respect to such Default as shall be directed by the Majority Lenders; PROVIDED, HOWEVER, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as may be reasonably necessary to prevent the material impairment of the Lenders' collateral (if any) or the Lenders' rights; PROVIDED, FURTHER, that

Agent shall not, without the direction of Majority Lenders, institute any legal proceedings against Borrower or any other Person to enforce any of the Lenders' rights or remedies under the Loan Documents.

     SECTION 1.68. INDEMNIFICATION. Without limiting the obligations of Borrower or any Guarantor hereunder or under any other Loan Document, each Lender agrees to indemnify Agent, ratably in accordance with its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including at any time following payment of such obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Agent under or in connection herewith or therewith; PROVIDED, HOWEVER, that no Lender shall be liable for any of the foregoing to the extent they arise from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand for its ratable share of any amounts payable but not paid by Borrower under Section 9.2. Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by Agent by reason of taking or continuing to take any such action. The agreements in this Section 8.4 shall survive the payment of the Obligations.

     SECTION 1.69. NON-RELIANCE. Each Lender represents that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition and affairs of Borrower and decision to enter into this Agreement. Each Lender agrees that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each Lender acknowledges that Agent has not made any representation or warranty to it with respect to the financial condition or affairs of Borrower, this Agreement, any other Loan Document or any collateral for the Obligations or for the obligations of any Guarantor, and that no act by Agent hereafter, including any review of any of such matters, shall be deemed to constitute any such representation or warranty by Agent to any Lender. Neither Agent nor any Lender shall be required to keep informed as to the performance or observance by Borrower or any Guarantor of the respective obligations of Borrower and the Guarantors under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or any Guarantor. Except for reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, neither Agent nor any Lender shall have any duty or responsibility to provide any Lender with any credit or other information concerning Borrower or any Guarantor which may come into the possession of Agent or of such Lender, or of any of its or their respective affiliates.

     SECTION 1.70. RESIGNATION OR REMOVAL OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving thirty (30) days' notice thereof to the Lenders, and Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Financial Institution having a combined capital, surplus and retained earnings of not less than U.S. $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all, the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     SECTION 1.71. AUTHORIZATION. Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Loan Documents to which Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Agent contained in the Loan Documents.

     SECTION 1.72. AGENT IN ITS INDIVIDUAL CAPACITY. Agent and its affiliates may make loans to, accept deposits from, own securities of and generally engage in any kind of business with Borrower, as though Agent were not Agent hereunder, without any duty to give notice thereof or account therefor to any Lender. Wells Fargo as a Lender shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the terms "Lender" or "Lenders" shall include Wells Fargo in each such capacity.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 1.73. NOTICES. Except as specified otherwise herein, any communications between or among the parties hereto or notices or requests required herein to be given must be in writing and shall be deemed given or made when personally delivered, or when received if sent by telecopy or cable, or upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid, addressed to Borrower at the following address or telecopy number:

         BORROWER:         Copart, Inc.
                           5500 East 2nd Street, 2nd Floor
                           Benicia,, California 94510
                           Attn: Wayne R. Hilty, Senior Vice President
                           and Chief Financial Officer
                           Telecopier: (707) 748-5099
         with a copy to:   Paul A. Styer, Esq., Senior Vice President
                           and General Counsel,

                           at the same address;

     and to Agent and each Lender at its address or telecopy number set forth as the "Address for Notices" for Agent or such Lender in SCHEDULE I hereto, or at such other address or telecopy number as any party may in writing hereafter indicate by written notice to all other parties.

     SECTION 1.74. EXPENSES. Borrower shall pay immediately upon demand (a) all reasonable costs, fees and expenses, including reasonable attorneys' fees and expenses, incurred by Agent and the Lenders in connection with the preparation, review, execution and delivery of, and the exercise of its duties under, this Credit Agreement and the other Loan Documents, and the preparation of amendments and waivers hereunder and thereunder; (b) all reasonable costs, fees and expenses, including reasonable attorneys' fees and expenses, incurred by the Lenders or Agent in connection with the enforcement, preservation or protection (or attempted enforcement, preservation or protection) of any rights or remedies of the Lenders or Agent under this Agreement or any other Loan Document (including in connection with any "workout" or restructuring relating to this Agreement, any Credit, or any bankruptcy or insolvency case involving Borrower or any Guarantor; and (c) all reasonable costs, fees and expenses incurred by Agent and the Lenders for appraisals, audits, environmental inspections and reviews, searches and filings in connection with any of the foregoing; PROVIDED, HOWEVER, absent the existence of a Default or the making of a specific request by Borrower regarding the interpretation, amendment or modification of, or any waiver or consent under, any Loan Document, or the permissibility thereunder of a particular act or occurrence, Borrower shall not be required to pay Agent's or the Lenders' costs, fees and expenses incurred in administering the Credits. As used herein, the term "reasonable attorneys' fees and expenses" shall include, without limitation, reasonable allocable costs and expenses of the Lenders' and Agent's in-house legal counsel and staff, and "reasonable costs, fees and expenses" shall include, without limitation, reasonable allocable costs, fees and expenses of the Lenders' and Agent's internal appraisal, audit, environmental and other similar services, and reasonable fees and disbursements of expert witnesses and other consultants.

     SECTION 1.75. INDEMNIFICATION. To the fullest extent permitted by law, Borrower hereby agrees to protect, indemnify, defend and hold harmless each of the Lenders, Agent, and their respective affiliates and each of their and their respective affiliates' respective past and present officers, directors, shareholders, employees, agents, attorneys, affiliates, successors and assigns, together with their respective heirs, beneficiaries, executors, administrators, trustees, predecessors, successors and assigns (collectively, "Indemnitees") from and against any liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys' fees and other expenses, including the allocated costs and expenses of internal counsel) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to this Agreement, any other Loan Document, including without limitation any use by Borrower of any proceeds of any Credit, except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnitees. It shall not be a condition to any such indemnification that Agent or any Lender (or any other


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Indemnitee) be a party to any such investigation, litigation or other proceeding. Without limiting the generality of the foregoing, Borrower will indemnify Agent, and each Lender and each other Indemnitee from, and hold each of them harmless against, any losses, liabilities, damages or expenses described in the preceding provisions (but excluding, as provided in the preceding provisions, any loss, liability, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of Borrower or any of its Subsidiaries (or any predecessor in interest to Borrower or any of its Subsidiaries), or the past, present or future condition of any site, facility or vessel owned, operated or leased by Borrower or any of its Subsidiaries (or any such predecessor in interest), or any release or threatened release of any Hazardous Materials from any such site or facility, including any such release or threatened release which shall occur during any period when Agent or any Lender shall be in possession of any such site, facility or vessel following the exercise by Agent or any Lender of any of its rights and remedies under any Loan Document. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Agent or any Lender believes is covered by this indemnity, Agent or such Lender shall give Borrower notice of the matter and an opportunity to defend it, at Borrower's sole cost and expense, with legal counsel satisfactory to Agent or such Lender, as the case may be. Agent or such Lender may also require Borrower to defend the matter. Any failure or delay of Agent or any Lender to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Section 9.3 but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure or delay in providing such notice. The obligations of Borrower under this Section 9.3 shall survive the payment in full and performance of all of the Obligations.

     SECTION 1.76. WAIVERS, AMENDMENTS. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended if such amendment is in writing and is signed by Borrower and Majority Lenders, and any term, covenant, agreement or condition of this Agreement or any other Loan Document may be waived if such waiver is in writing and is signed by Borrower and (for so long as Wells Fargo is Agent) Agent; PROVIDED, HOWEVER, that (a) any waiver of a Default under (i) any of Sections 5.1, 6.1 and 6.2, or (ii) any of
Section 5.3 (a), 5.3(b) and 5.3(c) that involves a failure to deliver the financial information required to be delivered pursuant thereto more than thirty
(30) days after the date it initially becomes due thereunder, or (iii) any of Sections 6.3, 6.5, 6.6, 6.7 and 6.8 that involves an amount in excess of $1,000,000, or (iv) Section 6.10, if such Default is material, may be effected only with the written consent of Majority Lenders; (b) any amendment, waiver or consent which affects the rights or duties of (i) Agent must be in writing and be signed also by Agent and (ii) Wells Fargo in its capacity as the Swing Line Lender must be in writing and be signed also by Wells Fargo acting in such capacity; and (c) any amendment, waiver or consent which effects any of the following changes must be in writing and be signed also by all the Lenders:

               (1) increases the Maximum Principal Amount or the maximum Letter of Credit Exposure set forth in Section 2.3(a);

               (2) extends the Maturity Date or the permissible term of any Letter of Credit;



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               (3)  reduces (A) the principal of, or interest (including default rate interest) on, any Advance, or (B) any fees or other amounts payable for the account of the Lenders;

               (4) postpones or conditions any date fixed for any payment of the principal of, or interest on, any Advance or any fees or other amounts payable for the account of any of the Lenders;

               (5)  waives or amends Section 5.6;

               (6)  waives or amends this Section 9.4;

               (7)  amends the definition of Majority Lenders;

               (8) results in a release of any substantial part of any collateral at the time securing all or any portion of the Obligations;

               (9) increases or decreases the Proportionate Share of any Lender in the Total Commitments (other than through an assignment under Section 9.5); or

               (10) waives or amends Section 6.2(b)(ii).

     No failure or delay by Agent or the Lenders in exercising any right hereunder shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 1.77. SUCCESSORS AND ASSIGNS.

          (1) BINDING EFFECT. The Loan Documents shall be binding upon and inure to the benefit of Borrower, Guarantors, the Lenders, Agent, all future holders of the Notes and their respective successors and permitted assigns, except that neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of Agent and each Lender. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

          (2) PARTICIPATIONS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Financial Institutions ("Participants") participating interests in any Credit owing to such Lender, any Note held by such Lender, or any other interest of such Lender under this Agreement and the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Note for all purposes under this Agreement, and (iv) Borrower and the Guarantors and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's


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


rights and obligations under this Agreement. Participants shall have no rights under this Agreement or any other Loan Document except as provided below. No Lender shall sell any participating interest under which the Participant shall have any rights to vote on any amendment or waiver of this Agreement or any other Loan Document; PROVIDED, HOWEVER, that any agreement pursuant to which any Lender sells a participating interest to a Participant may require the selling Lender to obtain the consent of such Participant in order for such Lender to agree in writing to any amendment of a type specified in Sections 9.4(c)(i) through 9.4(c)(ix). No agreement pursuant to which any Lender sells a participating interest to a Participant other than a Lender may permit the participant to transfer, pledge, assign, sell participations in or otherwise encumber its participating interest. Borrower agrees that if amounts outstanding under this Agreement and the other Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Documents; PROVIDED, HOWEVER, that such rights of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 2.10(b). Borrower also agrees that any Lender which has transferred all or part of its interests in the Credits to one or more Participants shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.13 and 2.15, as if such Lender had not made such transfer.

          (3) ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time, sell and assign to any Lender or any other Financial Institution (individually, and obligations an "Assignee") all or any portion of its rights under this Agreement and the other Loan Documents (such a sale and assignment to be referred to herein as an "Assignment") pursuant to an Assignment and Assumption Agreement in the form of EXHIBIT E attached hereto (an "Assignment Agreement"), executed by each Assignee and such assignor Lender (an "Assignor") and delivered to Agent for its acceptance and recording in the Register; PROVIDED, HOWEVER, that:

               (1)  each Assignment shall be in a minimum amount of $3,000,000;
     and

               (2) without the written consents of Agent and each other Lender, and (so long as no Default or Event of Default then exists) of Borrower, which consents shall not be unreasonably withheld, no Lender may make any Assignment to any Assignee which is not, immediately prior to such Assignment, a Lender hereunder or an affiliate thereof.

     Upon the execution, delivery, acceptance and recording of each Assignment Agreement , from and after the effective date set forth therein, (A) each Assignee thereunder shall be a Lender hereunder with a Proportionate Share as set forth in Section 1 of such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Loan Documents, and (B) the Assignor thereunder shall be a Lender with a Proportionate Share as set forth in Section 1 of such Assignment Agreement, or, if the Proportionate Share of the Assignor has been reduced to 0%, the Assignor shall cease to be a Lender; PROVIDED, HOWEVER, that each Assignor shall nevertheless be entitled to the indemnification rights contained in Section 9.3 for any


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events, acts or omissions occurring before the effective date of its Assignment.
Each Assignment Agreement shall be deemed to amend SCHEDULE I hereto to the extent necessary to reflect the addition of each Assignee and the resulting adjustment of Proportionate Shares arising from the purchase by each Assignee of all or a portion of the rights and obligations of an Assignor under this Agreement and the other Loan Documents. On or prior to the effective date of any Assignment, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for the surrendered Note of the Assignor thereunder, a new Note to the order of the Assignee thereunder (with each new Note to be in an amount equal to the commitment assumed by such Assignee) and, if the Assignor has retained a commitment hereunder, a new Note to the order of the Assignor (with the new Note to be in an amount equal to the commitment retained by the Assignor), and otherwise in the form of the Note replaced thereby. Any Note surrendered by the Assignor shall be returned by Agent to Borrower marked "Exchanged".

               (4) REGISTER. Agent shall maintain at Agent's Office a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Proportionate Shares of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, Agent and the Lenders may treat each entity whose name is recorded in the Register as the owner of the Proportionate Shares recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (5) REGISTRATION. Upon its receipt of an Assignment Agreement executed by an Assignor and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate of a Lender, by Borrower and Agent.) together with payment by such Assignee to Agent of a registration and processing fee of $5,000, Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of such Assignment record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower. Agent may, from time to time at its election, prepare and deliver to the Lenders and Borrower a revised SCHEDULE I reflecting the names, addresses and respective Proportionate Shares of all Lenders then parties hereto.

               (6) CONFIDENTIALITY. Each of Agent and the Lenders understands that some of the information and documents furnished to it pursuant to this Agreement or the other Loan Documents may be confidential, and agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Documents; (ii) in accordance with Agent's or such Lender's obligations under law or regulations or pursuant to subpoenas or other legal process to make information available to governmental agencies and examiners or to others; (iii) to any corporate parent or (if such affiliate is a Financial Institution) other affiliate of Agent or such Lender so long as such parent or other affiliate agrees to accept such information or agreement subject to the restrictions provided in this Section 9.5(f); (iv) to any participant bank or trust company of Agent or such Lender that agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this Section


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


9.5(f); (v) to Agent or to any other Lender and such Lender's, Agent's and such other Lenders' respective counsel and other professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 9.5(f); (vi) to proposed Assignees and Participants that are Financial Institutions and that agree to keep such information, documents or agreements confidential in accordance with the restrictions provided in this Section 9.5(f); or (vii) with the prior written consent of Borrower.

     SECTION 1.78. SETOFF. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of Agent but without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and apply against any indebtedness, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender to Borrower, at or at any time after the happening of any of the above mentioned events, and, as security for such indebtedness, Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower then or thereafter maintained with such Lender, subject in each case to Section 2.10(b). The aforesaid right of set-off may be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of a Default or Event of Default. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 1.79. ENTIRE AGREEMENT, AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement among Borrower, Agent and the Lenders with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.

     SECTION 1.80. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 1.81. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 1.82. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.


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     SECTION 1.83. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED
BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, PROVIDED THAT AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     SECTION 1.84. SUBMISSION TO JURISDICTION. SUBJECT TO SECTION 9.13: (i) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT SOLELY IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND, BY EXECUTION AND DELIVERY HEREOF, EACH OF BORROWER AND AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS; (ii) EACH OF BORROWER AND AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF BORROWER AND AGENT AND THE LENDERS WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     SECTION 1.85. WAIVER OF JURY TRIAL. EACH OF BORROWER, AGENT AND THE LENDERS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRAIL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS OR EVENTS REFERENCED HEREIN OR THEREIN OR CONTEMPLATED HEREBY OR THEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER OF THE LOAN DOCUMENTS. A COPY OF THIS SECTION 9.13 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT.

     SECTION 1.86. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

     SECTION 1.87. AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT. As of the Closing Date, this Agreement shall amend and restate the Existing Credit Agreement, but without prejudice to the rights of Wells Fargo, U.S. Bank National Association and Fleet National Bank under Section 9.3 of the Existing Credit Agreement or to the rights of Wells Fargo under Section 8.4 of the Existing Credit Agreement, each of which shall remain in full force and effect and is hereby incorporated into this Agreement by reference.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


BORROWER:                                AGENT:

COPART, INC., a California corporation   WELLS FARGO BANK, NATIONAL
                                         ASSOCIATION, in its capacity as Agent


By:__________________________________    By:__________________________________

Title:_______________________________    Title:_______________________________




                                         LENDERS:

                                         WELLS FARGO BANK, NATIONAL ASSOCIATION


                                         By:__________________________________

                                         Title:_______________________________


                                         U.S. BANK NATIONAL ASSOCIATION


                                         By:__________________________________

                                         Title:_______________________________


                                         FLEET NATIONAL BANK


                                         By:__________________________________

                                         Title:_______________________________